Exhibit 4.1

U.S.$2,500,000,000

CREDIT AGREEMENT

Dated as of January 27, 2020

Among

OVINTIV INC.,

as Borrower,

JPMORGAN CHASE BANK, N.A.

RBC CAPITAL MARKETS

CANADIAN IMPERIAL BANK OF COMMERCE

CITIBANK, N.A.

TD SECURITIES,

as Joint Lead Arrangers and Joint Bookrunners,

BMO CAPITAL MARKETS

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers,

BANK OF MONTREAL

THE BANK OF NOVA SCOTIA

as Documentation Agents,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

THE INITIAL LENDERS AND

INITIAL ISSUING BANKS NAMED HEREIN,

as Initial Lenders and Initial Issuing Banks

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

i

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SECTION 2.15. Taxes	44

SECTION 2.16. Sharing of Payments, Etc.	47

SECTION 2.17. Mitigation Obligations; Replacement of Lenders	48

SECTION 2.18. Use of Proceeds	49

SECTION 2.19. Increase of Commitments	49

SECTION 2.20. Evidence of Debt	51

SECTION 2.21. Defaulting Lenders	51

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness	53

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance	55

SECTION 3.03. Determinations Under Section 3.01	56

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	57

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants	59

SECTION 5.02. Negative Covenants	64

SECTION 5.03. Actions in Respect of Subsidiaries	69

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	70

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Schedules

Schedule I - Commitments

Exhibits

Exhibit A	-	[Intentionally omitted]
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Opinion of special New York counsel for the Borrower
Exhibit E		Form of Opinion of special Canadian counsel
Exhibit F	-	Form of Extension Notice
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of U.S. Tax Compliance Certificate
Exhibit I	-	Form of Accession Letter Agreement

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CREDIT AGREEMENT

Dated as of January 27, 2020

OVINTIV INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as administrative agent (the “Administrative Agent”) for the Lender Parties (as hereinafter defined), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof and the Initial Issuing Banks (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement (unless stated otherwise), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Letter Agreement” means a letter agreement entered into by an Eligible Assignee and the Borrower and accepted by the Administrative Agent, in substantially the form of Exhibit I hereto.

“Administrative Agent” means JPMorgan.

“Administrative Agent’s Account” means the following account of the Administrative Agent maintained at JPMorgan Chase Bank, N.A., with ABA No. 021 000 021, Account Name: LS2 Incoming Account, Account No. 9008113381H4792, Attention: Loan & Agency, and Reference: Ovintiv Inc.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares, by contract or otherwise.

“Agreement” means this agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of Sanctions Authorities that apply to the Borrower and its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

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“Applicable Law” means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable provisions of laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of Governmental/Judicial Bodies or Persons acting under the authority of any Governmental/Judicial Body.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means with respect to Base Rate Advances or Eurodollar Rate Advances outstanding at any time, “Applicable Fee Rate” means with respect to Letters of Credit outstanding at any time, and “Applicable Percentage” means, at any time, a rate per annum equal to the margin or rate, as the case may be, set out in the following table under the applicable column opposite the applicable rating category assigned by S&P, Moody’s or Fitch to the long term senior unsecured debt of the Borrower at such time; provided, that (a) if at such time three agencies have so assigned a rating, and the ratings so assigned by such agencies differ, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances (as applicable), the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, as set forth opposite the level so assigned by two such agencies or, if the ratings so assigned by each of the three agencies differ, by the middle of such ratings, (b) if at such time only two agencies have so assigned a rating and (i) the rating so assigned by one of such agencies differs from the rating assigned by the other agency by only one level, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances (as applicable), the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, set forth opposite the higher of the two levels so assigned by such agencies and (ii) the rating so assigned by one of such agencies differs from the rating assigned by the other agency by two or more levels (for example, BBB by S&P and lower than Baa3 by Moody’s), then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances (as applicable), the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, set forth opposite one level below the higher of the two levels so assigned by such agencies and (c) if at such time only one of such agencies assigns a rating, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances, the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, opposite the sole rating:

Rating Level (S&P/Moody’s/Fitch)	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances and Applicable Fee Rate for Letters of Credit	Applicable Percentage
A- / A3 / A- or higher	0.0 bps	100.0 bps	10.0 bps
BBB+ / Baa1 / BBB+	12.5 bps	112.5 bps	12.5 bps
BBB / Baa2 / BBB	25.0 bps	125.0 bps	15.0 bps
BBB- / Baa3 / BBB-	50.0 bps	150.0 bps	20.0 bps
BB+/Ba1 / BB+	75.0 bps	175.0 bps	25.0 bps
lower than BB+ / lower than Ba1 / lower than BB+, or unrated by all agencies	100.0 bps	200.0 bps	35.0 bps

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provided, further, that, (x) with respect to Letters of Credit which are not characterized as Direct Credit Substitutes (as determined by the applicable Issuing Bank, acting reasonably), the Applicable Fee Rate shall be 66.67% of the applicable rates described above; provided that, if any such Letter of Credit were determined by any federal regulatory authority in the United States, to be a Direct Credit Substitute after the issuance thereof, the Applicable Fee Rate shall be adjusted to 100.00% of the applicable rates described above with retroactive effect to the date of issuance and the incremental issuance fee payable for the period from the date of issuance to the date of such determination shall be payable on the final Business Day of the earliest of the next March, June, September and December and (y) if any or all of S&P, Moody’s and Fitch ceases to carry on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then the provisions of Section 1.05 shall apply.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigned Interests” has the meaning specified in Section 8.11(e).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted and approved by the Administrative Agent and approved by the Issuing Banks and, if applicable, approved by the Borrower in accordance with Section 8.07, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

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“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“basis point” or “bps” means one one-hundredth of one percent.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement, for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

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(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.09 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

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“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means the board of directors of the Borrower or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Borrower for the time being and reference to action by the directors means actions by the directors of the Borrower as a board or action by the said executive committee as such committee.

“Borrower Extension Notice” has the meaning specified in Section 8.11(c).

“Borrowing” means a borrowing consisting of Revolving Credit Advances of the same Type made on the same day by the Lenders.

“Bow Office Lease” means, collectively and individually, the Headlease, the Sublease and the Encana Indemnity and all amendments, supplements, renewals, extensions, replacements and restatements of any of the foregoing and any other agreements entered into pursuant to any of the foregoing relating to The Bow office tower or any properties ancillary thereto. For purposes of this definition, “Headlease” means, collectively, the lease made as of the 7th day of February, 2007, between Encana Developments Partnership (“EDP”) (as landlord) and Encana Leasehold Limited Partnership (“ELLP”) (as tenant), as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007 between EDP and Centre Street Trust, as amended pursuant to letter agreements dated December 10, 2007, February 11, 2008, February 14, 2008, and February 25, 2009 among Centre Street Trust, ELLP and EDP, and as amended by a lease amending agreement made as of April 22, 2009, among, inter alia, Centre Street Trust and ELLP, as the same may be further assigned or amended, restated, superseded, supplemented, extended, replaced or modified from time to time; “Sublease” means the Sublease with respect to a portion of the premises located in The Bow entered into between ELLP as sublandlord and the Borrower as subtenant dated November 29, 2009 and effective on or about November 30, 2009, as such sublease may be amended, restated, superseded, supplemented, extended, replaced, or modified from time to time; and “Encana Indemnity” means the indemnity entered into by the Borrower and EDP dated February 7, 2007, as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007, between EDP and Centre Street Trust, as the same may be amended, restated, superseded, supplemented, extended, replaced or modified from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and Toronto, provided that, if the applicable Business Day relates to any Eurodollar Rate Advances, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, Toronto and on which dealings are carried on in the London interbank market.

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“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Centralized Banking Arrangements” means any centralized banking arrangements entered into by the Borrower with any financial institution in the ordinary course of business for the purpose of obtaining cash management services (which arrangements may include, without limitation, the pooling and set-off of account balances between accounts belonging to different entities, the provision of guarantees or indemnities or the assumption of joint and several liabilities by one or more entities in regard to obligations of one or more other entities, or other similar arrangements).

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Voting Shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Shares of the Borrower.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Sub-Commitment.

“Commitment Date” has the meaning specified in Section 2.19(a).

“Common Equity Securities” means the securities of a Person which are entitled to share without limitation in a distribution of the assets of such Person upon any liquidation, dissolution or winding-up of such Person.

“Communications” has the meaning specified in Section 8.02(d).

“Compliance Certificate” means a certificate of the Borrower substantially in the form of Exhibit G hereto, duly executed by an authorized officer of the Borrower.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

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provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confidential Information” means the financial, operational and other information and data that the Borrower furnishes to the Administrative Agent, the Documentation Agents, the Lead Arrangers or any Lender Party in a writing designated as confidential or, by the context, reasonably anticipated to be confidential, but does not include any such information that is or becomes generally available to the public other than through a breach of the confidentiality obligations by the Administrative Agent, any Documentation Agent, any Lead Arranger and/or a Lender Party under this Agreement or that is or becomes available to the Administrative Agent, any Documentation Agent, any Lead Arranger or such Lender Party from a source other than the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means, at any time, the aggregate amount of assets of the Borrower as set forth in the Borrower’s most recent Consolidated financial statements prepared in accordance with GAAP.

“Consolidated Capitalization” means, at the end of a Fiscal Quarter, and as determined on a Consolidated basis in accordance with GAAP, the aggregate of:

(a) Consolidated Net Worth; and

(b) Consolidated Debt.

“Consolidated Debt” means, at the end of a Fiscal Quarter and as determined on a Consolidated basis in accordance with GAAP, all Financing Debt of the Borrower at such time but excluding any Financing Debt referred to in the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

“Consolidated Debt to Consolidated Capitalization Ratio” means, at the end of a Fiscal Quarter, the ratio of Consolidated Debt at such date to Consolidated Capitalization at such date; provided that, for purposes of calculating such ratio, Consolidated Debt shall exclude:

(a) any Financing Debt where the Borrower or a Subsidiary of the Borrower has irrevocably deposited with the proper depository in trust the necessary cash or marketable debt instruments for the defeasance, redemption or satisfaction of such Financing Debt prior to its scheduled maturity date in accordance with the provisions of the indenture, agreement or other instrument governing such Financing Debt (and such deposits shall be excluded in any calculation of Consolidated Tangible Assets); and

(b) any new Financing Debt borrowed or issued for the purpose of repaying or satisfying any existing Financing Debt prior to its maturity date provided that (A) such existing Financing Debt matures within 12 months of the date on which the new Financing Debt is borrowed or issued, (B) such new Financing Debt will only be excluded to the extent it is deposited into a segregated account of the Borrower (as

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certified by a Senior Financial Officer in an officer’s certificate delivered to the Administrative Agent promptly after such deposit) and (C) such deposits shall be excluded in any calculation of Consolidated Tangible Assets. Any such deposit and the Borrower’s intention to repay such existing Financing Debt with such deposit shall be confirmed in each regularly scheduled Compliance Certificate which is delivered prior to repayment of such existing Financing Debt.

“Consolidated Net Tangible Assets” means, with respect to any Person at any time, the total amount of assets of such Person on a Consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

(a) all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(b) all goodwill, trade names, trademarks, patents and other like intangibles; and

(c) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person,

and adding back the non-cash ceiling test impairments and other changes in aggregate of $11,251,000,000 as a consequence of Encana Corporation’s adoption of U.S. GAAP, in each case, as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of such Person computed in accordance with GAAP.

“Consolidated Net Worth” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Borrower, the Consolidated shareholder’s equity of the Borrower as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of the Borrower (including, for certainty, to the extent included as shareholder’s equity on such balance sheet, preferred securities and minority interests, but excluding all amounts included in shareholder’s equity attributable to Non-Recourse Assets of the Borrower and without giving effect to the non-cash ceiling test impairments and other changes in aggregate of $7,746,000,000 as a consequence of Encana Corporation’s adoption of U.S. GAAP).

“Consolidated Tangible Assets” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Borrower, the total assets of the Borrower shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of the Borrower (excluding (i) goodwill, trademarks, copyrights and other similar intangible assets and (ii) Non-Recourse Assets of the Borrower and without giving effect to the non-cash ceiling test impairments and other changes in aggregate of $10,585,000,000 as a consequence of Encana Corporation’s adoption of U.S. GAAP); provided, that Consolidated Tangible Assets shall not include any deposits referred to in either (a) or (b) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.10 or 2.13.

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“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Debt Ratings” means, in relation to a Person, the ratings that have been most recently announced by S&P, Moody’s or Fitch (or, if applicable, a rating agency selected by the Borrower and the Administrative Agent as a replacement agency (including a Substitute Rating Entity)) for any class of senior unsecured non-convertible publicly-held long term debt of such Person.

“Declining Lender” has the meaning specified in Section 8.11(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, subject to Section 2.21(c), any Lender that (i) has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance and/or make a payment to the Issuing Bank in respect of a Letter of Credit Advance (each a “funding obligation”), unless such Lender and at least one other Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified the Administrative Agent, the Borrower or an Issuing Bank in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder unless (x) such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement) and (y) at least one other Lender has made a similar notification to the one described in clause (ii)(x), (iii) has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (v) has become, or its Parent Company has become, the subject of a Lender Insolvency Event; provided that a Lender Insolvency event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (vi) has become, or its Parent Company has become, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender

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under clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Direct Credit Substitutes” has the meaning contemplated within the guidelines, rules or regulations of the Board of Governors of the Federal Reserve System or the Comptroller of the Currency of the United States, as amended from time to time.

“Direct Pay Letters of Credit” means any Letter of Credit other than a Trade Letter of Credit that is contemplated may be used as the primary payment mechanism for an obligation (rather than as a backstop).

“Documentation Agents” means Bank of Montreal and The Bank of Nova Scotia.

“Documents” means this Agreement and all certificates, notices and other documents delivered or to be delivered to the Administrative Agent or the Lender Parties, or both, in relation to this Agreement pursuant hereto and, when used in relation to any Person, the term “Documents” means and refers to the Documents executed and delivered by such Person.

“Dollar”, “United States Dollar”, “U.S. Dollar” and the sign “$” each means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.09 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of a credit institution or investment firm described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other similar actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance having the force or effect of law relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414(b), (c), (m) and (o) of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver under Section 412(c) of the Internal Revenue Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice of a distress termination with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a

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substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any Successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc., the lenders parties thereto and JPMorgan, as agent, as such agreement is amended, extended or otherwise modified prior to the date hereof.

“Extended Financing Debt” has the meaning specified in Section 6.01(d).

“Extended Termination Date” has the meaning specified in Section 8.11(a).

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“Extending Lender” has the meaning specified in Section 8.11(c).

“Extension Date” has the meaning specified in Section 8.11(a).

“Extension Notice” has the meaning specified in Section 8.11(b).

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, or, if such day is not a Business Day, such rate for the immediately preceding Business Day for which the same is published or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transaction received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent, acting reasonably, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Co.” means Encana Holdings Finance Corp., an unlimited liability company incorporated under the laws of Nova Scotia, and any successor thereto.

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“Finance Lease” means, for any Person, the capitalized amount of a finance lease or other arrangement relating to property which, in accordance with GAAP, should be accounted for as a finance lease on a balance sheet of such Person at such time; provided that (x) any real property lease (including the Bow Office Lease) and (y) any other leases (whether entered into before or after December 31, 2019) that are or would be characterized as operating leases under GAAP as at December 31, 2019 shall be deemed to be operating leases and shall be excluded from this definition.

“Financial Instrument Obligations” means obligations arising under:

(a) interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

(b) currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(c) commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“Financing Debt” means, with respect to any Person and at any time, all indebtedness for borrowed money of such Person at such time and specifically includes (without duplication):

(a) indebtedness of such Person arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs;

(b) indebtedness of such Person for borrowed money evidenced by and owed under a bond, note, debenture or similar instrument;

(c) all indebtedness of such Person representing the deferred purchase price of any property which, in accordance with its terms is, or after giving effect to any renewal or extension provisions of such arrangements may be, payable by such Person more than 12 months after the date of acquisition;

(d) the amounts under Finance Leases under which such Person is the lessee;

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(e) indebtedness of such Person arising pursuant to letters of credit or letters of guarantee securing or supporting any indebtedness referred to in paragraphs (a), (b), (c), (d) and (f) of this definition; and

(f) (i) obligations of such Person under guarantees, indemnities or other contingent obligations securing or supporting any indebtedness or other obligations of any other Person referred to in paragraphs (a), (b), (c), (d) and (e) of this definition, and (ii) all other obligations of such Person incurred for the purpose of or having the effect of providing financial assistance to another Person to secure or support any indebtedness or other obligations of any other Person referred to in paragraphs (a), (b), (c), (d) and (e) of this definition, including endorsements with recourse of bills of exchange constituting or evidencing any such indebtedness or obligations (other than for collection or deposit in the ordinary course of business);

provided that Financing Debt of a Person shall not include (A) any Non-Recourse Debt of such Person, (B) (x) indebtedness under any real property leases (including the Bow Office Lease) and (y) any other leases (whether entered into before or after December 31, 2019) that are or would be that were characterized as operating leases under GAAP as at December 31, 2019 and (C) where such Person is a Wholly-Owned Subsidiary, any of the foregoing which is owed to the Borrower or another Wholly-Owned Subsidiary.

“Fiscal Quarter” means the first three (3) months of the fiscal year as adopted by the Borrower from time to time, and each successive period of three (3) months in such fiscal year.

“Fitch” means the Fitch Ratings Inc., its Affiliates and their respective successors.

“GAAP” means, with respect to any Person at any time, generally accepted accounting principles in the United States of America which are in effect from time to time, unless such Person’s most recent audited annual or unaudited interim financial statements are not prepared in accordance with generally accepted accounting principles in the United States of America, in which case GAAP shall mean generally accepted accounting principles in Canada which are in effect from time to time.

“Governmental/Judicial Body” means:

(a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board (including any board having jurisdiction in respect of pipelines or the oil and gas industry generally) and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(b) any Person to whom a government, parliament or legislature, any regulatory or administrative authority, agency, commission or board or any other statute, rule or regulation making entity referred to in paragraph (a) has delegated power or authority under a statute, rule or regulation thereof; and

(c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Guarantee” has the meaning specified in Section 3.01(f)(iv).

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“Guarantor Subsidiary” means, at any time, a Subsidiary which is then guaranteeing the Advances hereunder pursuant to a guarantee in a form acceptable to the Administrative Agent (acting reasonably).

“Hazardous Material” means any waste, material or substance that is defined as hazardous in or pursuant to any Environmental Law or which is subject to regulation or control pursuant thereto.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increase Request” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(a).

“Indebtedness” means indebtedness created, issued or assumed for borrowed funds, or for the unpaid purchase price of property of the Borrower or a Restricted Subsidiary, and includes, without duplication, such indebtedness guaranteed by the Borrower or a Restricted Subsidiary.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Issuing Bank” means JPMorgan.

“Initial Lender” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the final day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the final day of the immediately preceding Interest Period and ending on the final day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (i) one week, one, two, three or six months, (ii) subject to clause (c) of this definition, twelve months or (iii) subject to clause (c) of this definition, any other duration not described in clause (i) or (ii) (such period, an “Other Duration”), as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the second Business Day prior to the first day of such Interest Period, select; provided, however:

(a) the Borrower may not select any Interest Period that ends after the Termination Date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to the Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, if such extension would cause the final day of such Interest Period to occur in the next following calendar month, the final day of such Interest Period shall occur on the next preceding Business Day;

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(c) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of twelve months or an Other Duration unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one week, one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months or an Other Duration; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Grade” means a Debt Rating not lower than BBB- from S&P, Baa3 from Moody’s or BBB- from Fitch (or, if applicable, an equivalent Debt Rating from a rating agency selected by the Borrower and the Administrative Agent as a replacement agency (including a Substitute Rating Entity)).

“Issuing Bank” means the Initial Issuing Bank and each Eligible Assignee to which a Letter of Credit Sub-Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender that agrees to become an Issuing Bank, as issuer of a Letter of Credit, so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by their terms are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Letter of Credit Sub-Commitment.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.04 that have not been funded by the Lenders.

“L/C Related Documents” has the meaning specified in Section 2.07(b)(ii).

“Lead Arrangers” means JPMorgan Chase Bank, N.A., RBC Capital Markets, Canadian Imperial Bank of Commerce, Citibank, N.A., TD Securities, BMO Capital Markets and The Bank of Nova Scotia.

“Lender Party” means any Lender or any Issuing Bank.

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“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or similar Person charged with the reorganization or liquidation of its business or custodian has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means, collectively, the Initial Lenders and each other Person listed on Schedule I hereto or that shall become a party hereto pursuant to Section 2.19 or Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.04(a).

“Letter of Credit Sub-Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption ‘Letter of Credit Sub-Commitment’ or, if such Issuing Bank has entered into one or more Assignments and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Issuing Bank’s ‘Letter of Credit Sub-Commitment’, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“LIBO Rate” means, for any Interest Period, the rate of interest per annum, calculated on the basis of a year of 360 days, appearing on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or any successor or substitute page on such screen that displays such rate, the “LIBO Screen Rate”) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, or if such rate does not appear on such page or service or if such page or service is not available, the rate of interest per annum determined by the Administrative Agent to be the offered rate for deposits in the applicable currency with a term equivalent to such Interest Period on such other page or other service which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate); provided that, if the LIBO Rate is not available at such time for a term equivalent to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be determined by the Administrative Agent acting reasonably to be equal to the rate of interest per annum (rounded to the same number of decimal places as the LIBO Rate), calculated on the basis of a year of 360 days, that results from interpolating on a linear basis between (i) the LIBO Rate for the longest period for which the LIBO Rate is available that is shorter than such Impacted Interest Period and (ii) the LIBO Rate for the shortest period for which the LIBO Rate is available that is longer than the Impacted Interest Period, in each case, at such time; provided further that, (x) if the LIBO Rate as determined in accordance with the foregoing is not available, the LIBO Rate shall be the Reference Bank Rate for such Interest Period and (y) if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

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“LIBO Screen Rate” has the meaning specified in the definition of “LIBO Rate”.

“Lien” means any lien, security interest, mortgage, hypothecation or other charge or encumbrance of any kind.

“Loan Documents” means (a) this Agreement and (b) each Letter of Credit Agreement, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Margin Regulations” means Regulations U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means any act, event or condition that has a material adverse effect on (a) the consolidated financial condition and operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to pay any amounts owing from time to time under this Agreement or (c) the validity or enforceability of this Agreement; provided that in no event shall fluctuations in commodity prices for oil and/or natural gas be regarded as an act, event or condition that in and of itself has a Material Adverse Effect.

“Material Subsidiary” means from time to time (a) any Subsidiary of the Borrower which, on a Consolidated basis for such Subsidiary and its Subsidiaries, has assets which have a value, as reflected on the Consolidated balance sheet of the Borrower most recently delivered to the Lenders hereunder, in excess of 10% of the value of the Consolidated assets of the Borrower and its Subsidiaries as reflected therein without giving effect to the non-cash ceiling test impairments and other changes as a consequence of Encana Corporation’s adoption of U.S. GAAP, and (b) any other Subsidiary so designated by the Borrower.

“Moody’s” means Moody’s Investor Services, Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

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“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Recourse Assets” means (x) for purposes of the definitions of “Consolidated Net Worth” and “Consolidated Tangible Assets” the Borrower’s proportion (determined on a consolidated basis in accordance with GAAP) of assets owned directly or indirectly by the Borrower or any Subsidiary and (y) for all other purposes, assets owned directly or indirectly by the Borrower or any Subsidiary, and in case of clauses (x) and (y), which meet all of the following conditions: (a) the assets represent a specific Project, whether alone or in association with others, (b) debt for borrowed money is owed to one or more Non-Recourse Creditor(s), was incurred for the purpose of financing the costs of such Project and the recourse of such creditors in relation to such debt is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary), and (c) neither the Borrower nor any Material Subsidiary is liable or has issued a guarantee in respect of any such debt, other than any such debt or any such guarantee in respect of which the recourse thereunder is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary); provided that upon all such debt to all such creditors in respect of any such assets being repaid, such assets shall then cease to be Non-Recourse Assets.

“Non-Recourse Creditor” means an arm’s-length creditor whose recourse is limited to Non-Recourse Assets, to the exclusion of any and all other recourse, whether directly or indirectly, by way of guarantees or otherwise, against the Borrower or any Material Subsidiary in respect of such debt or liability referred to in the definition of Non-Recourse Assets except for non-recourse guarantees and/or non-recourse pledges which are limited in recourse to equity interests and investments in any Non-Recourse Subsidiary.

“Non-Recourse Debt” means debt incurred for the purpose of financing the costs of a specific Project and due or otherwise owing to a Non-Recourse Creditor.

“Non-Recourse Subsidiary” means a Subsidiary whose material assets are Non-Recourse Assets.

“Notice” has the meaning specified in Section 8.02(c).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.04(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it, acting reasonably; provided further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Other Connection Taxes” means, with respect to any Lender Party or the Administrative Agent, taxes imposed as a result of a present or former connection between such Lender Party or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from such Lender Party or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.

“Participant Register” has the meaning assigned to such term in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, in each case that is subject to ERISA.

“Platform” has the meaning specified in Section 8.02(b).

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent or the Issuing Bank has in good faith determined and notified the Borrower and (in the case of the Issuing Bank) the Administrative Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing

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agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H. 15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate of the Revolving Credit Commitments of all Lenders at such time. Any termination or cancellation of a Lender’s Revolving Commitment pursuant to an exercise of remedies under Article VI shall not operate to reduce such Lender’s Revolving Credit Commitment for purposes of this definition.

“Project” means the acquisition, construction and development of previously undeveloped or newly acquired assets forming an economic unit capable of generating sufficient cash flow, on the basis of reasonable initial assumptions, to cover the operating costs and debt service required to finance the undertaking relating to such assets over a period of time which is less than the projected economic life of the assets, and includes any commercial operation for which such assets were so acquired, constructed or developed and which is subsequently carried on with such assets by such economic unit and, for certainty, includes each such Project which exists as of the date of this Agreement or which is acquired, created or comes into existence after such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Material Subsidiary” means any Material Subsidiary that has had Publicly Traded Securities at all times since such Material Subsidiary first became a Material Subsidiary.

“Publicly Traded Securities” means (a) securities of a corporation which are listed on any stock exchange and are entitled to share without limitation in a distribution of the assets of such corporation upon any liquidation, dissolution or winding-up of such corporation and includes any securities convertible or exchangeable into such securities; and (b) with respect to a partnership, limited liability company or other entity, means securities of such partnership, limited liability company or other entity which are listed on any stock exchange and represent income interests or capital interests in such partnership, limited liability company or other entity and includes any securities convertible or exchangeable into such securities.

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“Purchase Money Mortgage” means any mortgage, hypothecation, charge or other encumbrance on property or assets created, issued or assumed to secure a Purchase Money Obligation in respect of such property or assets and also means any agreement or other instrument entered into for the acquisition of or right to acquire any property or assets or any interest therein in which agreement or instrument there is reserved or which obligates the Borrower or a Restricted Subsidiary to pay a royalty, rent or percentage of profits or proceeds won from such property or assets and which charges or secures such property or assets or interest therein or the lands containing the same with the payment thereof and includes any extension, renewal, refunding or refinancing thereof so long as the principal amount outstanding immediately prior to the date of such extension, renewal, refunding or refinancing is not increased; provided that such mortgage, hypothecation, charge, encumbrance, agreement or other instrument is created, issued or assumed prior to, concurrently with or within 180 days following the acquisition of such property or assets, except in the case of property or assets on which improvements are constructed, installed or added, in which case the same shall be created or issued within a period of 180 days after Substantial Completion of such improvements.

“Purchase Money Obligation” means any Indebtedness assumed as, or issued and incurred to provide funds to pay, all or part of (a) the purchase price (which shall be deemed to include any costs of construction or installation) of any property or assets acquired after the date of this Agreement or (b) the cost of improvements made after the date of this Agreement to any property or assets.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded to four decimal places) supplied to the Administrative Agent at its request by no fewer than two Reference Banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period as the rate at which the relevant Reference Bank could borrower funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means JPMorgan, RBC Capital Markets, Canadian Imperial Bank of Commerce, Citibank N.A., The Toronto-Dominion Bank and up to two other Lenders as shall be agreed from time to time by the Borrower and each of the Lenders.

“Register” has the meaning specified in Section 8.07(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, spraying, abandonment, depositing, seeping, placing or dumping.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

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“Relevant Subsidiary” means, on any date, any corporation or other Person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for the Borrower and/or by or for any corporation in like relation to the Borrower and includes any corporation in like relation to a Relevant Subsidiary; provided, however, such term shall not include any corporations or other Persons (or their respective Relevant Subsidiaries) which have Publicly Traded Securities where the aggregate amount of assets of all such corporations or other Persons does not exceed 20% of the Consolidated Assets of the Borrower at the time and from time to time.

“Requested Lender” has the meaning specified in Section 8.11(a).

“Requested RCC Increase” has the meaning specified in Section 2.19(a).

“Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.

“Restricted Property” means any oil, gas or mineral property of a primary nature located in Canada or the United States and any facilities located in Canada or the United States directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof or the derivatives therefrom and includes Voting Shares or other interests of a corporation or other Person which owns such property or facilities, but does not include (a) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (b) any property which, in the opinion of the Board of Directors of the Borrower, is not materially important to the total business conducted by the Borrower and its Subsidiaries as an entirety, or (c) any portion of a particular property which, in the opinion of the Board of Directors of the Borrower, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means on any date, any Relevant Subsidiary which owns at the time Restricted Property; provided, however, such term shall not include a Relevant Subsidiary of the Borrower if the amount of the Borrower’s share of Shareholders’ Equity of such Subsidiary constitutes, at the time of determination, less than 2% of the Consolidated Net Tangible Assets of the Borrower.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption ‘Revolving Credit Commitment’ or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s ‘Revolving Credit Commitment’, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.06 or Section 2.19.

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“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-specific list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council or the Government of Canada.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or its Subsidiaries; provided that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, to the extent such sanctions or trade embargoes are not inconsistent with Applicable Law in Canada.

“Sanctions Authority” means any of: (i) the federal government of Canada; (ii) the federal government of the United States of America; (iii) the United Nations Security Council; or (iv) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“Section 2.19 Effective Date” has the meaning specified in the Section 2.19(d).

“S&P” means S&P Global Ratings, and its successors.

“Senior Financial Officer” means the Borrower’s chief financial officer, Vice-President, Finance, Comptroller, Assistant Comptroller, Treasurer or Assistant Treasurer or any other officer of the Borrower having a similar title or position.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of a Person as shown on the most recent annual audited or unaudited interim consolidated balance sheet of such Person and computed in accordance with GAAP.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Subsidiaries on the Effective Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Subsidiaries.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

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“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Standby Letter of Credit” means any Letter of Credit issued hereunder, other than a Trade Letter of Credit or a Direct Pay Letter of Credit.

“Subsidiary” of any Person means: (a) any corporation of which Voting Shares issued by such corporation and carrying more than 50% of the voting rights attached to all outstanding Voting Shares issued by such corporation are owned, directly or indirectly, by or for such Person and/or by or for any corporation in like relation to such Person and includes any corporation in like relation to a Subsidiary; and (b) any partnership, limited liability company or other business entity of which at least a majority of the outstanding income interest or capital interests are at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Substantial Completion” means, with respect to an improvement, the point at which the improvement is ready for use or is being used for the purpose for which it was intended.

“Taxes” has the meaning specified in Section 2.15(a).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means July 15, 2024, or, if extended pursuant to Section 8.11, the Extended Termination Date or, in any case, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Trade Letter of Credit” means any Letter of Credit that is issued for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such inventory.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Lender and outstanding at such time, in each case after giving effect to any adjustments made in accordance with Section 2.21(a).

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“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Value” means

(a) United States or Canadian dollar funds or debt instruments of the Government of the United States or any of its states or Canada or any of its provinces maturing within 12 months; and

(b) in respect of any other assets of the Borrower, the fair market value of such assets as determined by the Board of Directors of the Borrower.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

“Wholly-Owned Subsidiary” means (a) any corporation of which 100% of the outstanding shares having by the terms thereof ordinary voting power to vote with respect to the election of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for so long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Borrower or one or more of its Wholly-Owned Subsidiaries or by the Borrower and one or more of its Wholly-Owned Subsidiaries, or (b) any partnership or other entity of which 100% of the outstanding income interests and capital interests is at the time directly, indirectly or beneficially owned or controlled by the Borrower or one or more of its Wholly-Owned Subsidiaries or by the Borrower and one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

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SECTION 1.03. Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other document related hereto, such determination or calculation shall to the extent applicable and except as otherwise specified herein or as otherwise in writing by the parties, be made in accordance with GAAP applied on a consistent basis; provided that

(a) if (i) there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e), that is material in respect of the calculation of any financial term set forth in this Agreement (the “Financial Terms”), or (ii) the Borrower adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements, the Borrower shall give prompt notice (the “Accounting Change Notice”) of such change to the Administrative Agent and the Lenders (any change described in clause (i) or (ii), an “Accounting Change”);

(b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of such Accounting Change (or if, within 45 days of receipt of an Accounting Change Notice, the Administrative Agent or the Required Lenders request an amendment of any provision hereof for such purpose), then the Borrower, the Administrative Agent and the Required Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Terms so as to reflect equitably such Accounting Change with the desired result that the result of the evaluation of the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made; provided that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith; and

(c) for the avoidance of doubt, if no notice of a desire to revise the method of calculating the Financial Terms in respect of an Accounting Change is given by either the Borrower, the Administrative Agent or the Required Lenders within the applicable time period described in clause (ii) above, then the method of calculating the Financial Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Terms shall be determined after giving effect to such Accounting Change.

(d) If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Terms is revised in response to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.03 shall be deemed to have never occurred.

SECTION 1.04. Interest Rates; LIBOR Notification. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, an alternative rate of interest shall be determined pursuant to Section 2.09(f). The Administrative Agent will notify the Borrower, pursuant to Section 2.09(h), in advance of any change to the reference rate upon which the interest rate on Eurodollar Rate Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

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SECTION 1.05. Certain Matters Related to Ratings. For the purposes hereof:

(a) the long term debt of the Borrower shall not be considered to be “not rated” (or to like effect) by S&P, Moody’s or Fitch (each, a “Rating Agency”) by reason of such Rating Agency ceasing to carry on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments. If two of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then for purposes of calculating “Applicable Margin” and the definition of “Investment Grade”, the rating of the remaining Rating Agency only shall be utilized;

(b) if all of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then:

(i) the Borrower and the Lenders shall attempt in good faith for a period of 30 days thereafter to determine substitute definitions for or amendments to the Applicable Margin and Investment Grade, which may include attempting to agree on some other entity (which may include a debt rating agency or a nationally recognized securities dealer) (a “Substitute Rating Entity”) to assign a rating to the long term debt of the Borrower as contemplated in the following paragraph (ii) and to agree, if necessary, on the ratings of such Substitute Rating Entity which most closely correspond to those in the definitions of Applicable Margin and Investment Grade, as applicable (“Equivalent Ratings”); and

(ii) if by the end of such 30 day period the Borrower and the Lenders have not agreed upon substitute definitions for or amendments to the Applicable Margin and Investment Grade, as applicable, pursuant to the preceding paragraph (i), then during a period of 60 days thereafter, the Borrower and the Lenders shall, if such has not already been accomplished, continue to attempt in good faith to agree on a Substitute Rating Entity and, if applicable, Equivalent Ratings and, if a Substitute Rating Entity has been agreed on, the Borrower shall attempt to obtain from the Substitute Rating Entity a rating (“Substitute Rating”) for the long term debt of the Borrower;

it being agreed that:

(iii) during the 30 day and 60 day periods contemplated in the preceding paragraphs (i) and (ii), or such part thereof which elapses before an alternate approach is finally established as contemplated in such paragraphs (i) and (ii), the rates applicable from time to time in accordance with the Applicable Margin and based on the rating applicable to the long term debt of the Borrower immediately before the commencement of the 30 day period contemplated in the preceding paragraph (i) shall apply;

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(iv) if a Substitute Rating Entity and, if applicable, Equivalent Ratings have been agreed on and the Substitute Rating Entity has established a Substitute Rating for the long term debt of the Borrower by or before the expiration of the 60 day period contemplated in the preceding paragraph (ii), then thereupon and thereafter the same shall apply and, if applicable, the Applicable Margin and the definition of Investment Grade shall be deemed to have been amended to incorporate the Equivalent Ratings in place of the ratings referred to in the Applicable Margin and the definition of Investment Grade; provided the Substitute Rating shall be subject to review by the Substitute Rating Entity from time to time (but not more often than once in any 12 month period) at the request of either the Borrower or the Administrative Agent given in writing to the other (any such review to determine whether the Substitute Rating should change to another rating category or, if applicable, Equivalent Rating for the long term debt of the Borrower) and if any such review results in a change in the Substitute Rating, then thereupon and thereafter (subject to further reviews as aforesaid) the same shall apply; and

(v) if an alternate approach has not been finally established as contemplated in the preceding paragraphs (i) and (ii) by the expiration of the 60 day period referred to in the preceding paragraph (ii), then the rates applicable from time to time in accordance with the Applicable Margin and based on the rating applicable to the long term debt of the Borrower immediately before the commencement of the 30 day period contemplated in the preceding paragraph (i) shall continue to apply;

(c) the rating categories and ratings of any Rating Agency or Substitute Rating Entity referred to herein shall include any equivalent rating category or rating of such Rating Agency or Substitute Rating Entity which replaces the same; and

(d) any reference in this Section 1.05 to the long term debt of the Borrower (or to like effect) shall be deemed to be a reference to the senior unsecured non-convertible publicly-held long term debt of the Borrower.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (the “Revolving Credit Advances”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Lender’s Unused Commitment at such time. Each Borrowing shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits set forth in this Section 2.01(a), the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the “Letters of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time outstanding such Issuing Bank’s Letter of Credit Sub-Commitment at such time minus the aggregate principal amount of all Letter of Credit Advances relating to Letters of Credit issued by such Issuing Bank outstanding at such time and (ii) for any Letter of Credit not to exceed the aggregate Unused Commitments at such time. In addition, at no time shall the sum of any Lender’s (a) outstanding principal amount of Revolving Credit Advances and (b) (i)

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aggregate undrawn amount of outstanding Letters of Credit plus (ii) payments made by such Lender in connection with any Letters of Credits that have not yet been reimbursed by the Borrower (clauses (a) and (b), collectively, such Lender’s “Revolving Credit Exposure”) exceed its total Commitment. No Letter of Credit shall have an expiration date later than 60 days before the Termination Date. Within the limits set forth in this Section 2.01(b), the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). The Borrower may request the issuance of Direct Pay Letters of Credit and Standby Letters of Credit.

SECTION 2.02. Making the Revolving Credit Advances. (a) Except in the case of a Borrowing for which the conditions precedent set forth in Section 3.02(b) must be satisfied, each Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) (x) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (together with each notice of a Borrowing described in the next succeeding sentence of this Section 2.02(a), a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto or, with respect to any such notice delivered prior to the date hereof, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Credit Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. In the case of a Borrowing for which the conditions precedent set forth in Section 3.02(b) must be satisfied, (A) such Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the seventh Business Day prior to the date of the proposed Borrowing, whether such Borrowing is to consist of Eurodollar Rate Advances or Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic transmission, and (B) the Notice of Borrowing relating to such Borrowing shall contain a request for a waiver setting forth specifically the Default or event which, but for the application of the last sentence of Section 6.01, would be such a Default that is requested to be waived by the Required Lenders, or by each of the Lenders, as set forth in Section 3.02(b). Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances), and before 2:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02 or at an account designated by the Borrower to the Administrative Agent in such Notice of Borrowing; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon and fees and other amounts due and payable in respect of such Letter of Credit Advances to and as of such date, available to the appropriate Issuing Bank and/or other Lenders for repayment of such Letter of Credit Advances.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13, and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twenty separate Borrowings.

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(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing comprised of Eurodollar Rate Advances or prior to 1:00 P.M. (New York City time) on the date of the proposed disbursement of any Borrowing comprised of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion of any Borrowing available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent on demand such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the Federal Funds Rate for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, the Borrower shall repay to the Administrative Agent upon demand therefor by the Administrative Agent such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the Base Rate in the case of a Base Rate Advance and the Eurodollar Rate in the case of a Eurodollar Rate Advance, plus the Applicable Margin with respect thereto, for each day from the date such amount is made available to the Borrower until such amount is repaid to the Administrative Agent. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender shall repay to the Administrative Agent such amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

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SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Except in the case of a Letter of Credit issuance for which the conditions precedent set forth in Section 3.02(b) must be satisfied, each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the third Business Day, except in the case of an initial issuance that occurs less than three Business Days after the date hereof, in which case such notice may be given not later than 12:00 noon (New York City time) on the second Business Day, prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank and the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of issuance of a Letter of Credit (together with each notice of issuance described in the next succeeding sentence of this Section 2.04(a), a “Notice of Issuance”) shall be in writing, or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). In the case of a Letter of Credit issuance for which the conditions precedent set forth in Section 3.02(b) must be satisfied, (A) such Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the seventh Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank and the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, and (B) the Notice of Issuance relating to such Letter of Credit issuance shall contain a request for a waiver setting forth specifically the Default or event which, but for the application of the last sentence of Section 6.01, would be such a Default that is requested to be waived by the Required Lenders, or by each of the Lenders, as set forth in Section 3.02(b). If (I) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole and reasonable discretion, and (II) such Issuing Bank has received notice from the Administrative Agent that the Issuing Bank may issue such Letter of Credit (which notice shall be sent by the Administrative Agent to the Issuing Bank if the applicable conditions set forth in Article II and III have been fulfilled and the Administrative Agent has not received any notice of objection to such issuance from the Required Lenders), then such Issuing Bank will make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish to the Administrative Agent on the first Business Day of each week a written report summarizing the issuance date, Available Amount and expiration date with respect to each Letter of Credit issued by such Issuing Bank during the previous week.

(c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such

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Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent and each Lender (with a copy to the Borrower ) on the last Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the month then ended and drawings during such month under all Letters of Credit and (B) to the Administrative Agent and each Lender (with a copy to the Borrower) on the last Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the calendar quarter then ended of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(f) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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(g) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.04(f) above.

SECTION 2.05. Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount of such Lender’s Revolving Credit Commitment, minus the aggregate of (i) the average daily outstanding principal amount of such Lender’s Revolving Credit Advances and (ii) such Lender’s Pro Rata Share of the average daily outstanding Available Amount of all Letters of Credit, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption or amendment to this Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the final Business Day of each March, June, September and December, in respect of the calendar quarter ending on the final day of such March, June, September or December, as the case may be, commencing March 31, 2020, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees.

(i) The Borrower shall pay (A) to the Administrative Agent for the account of an Issuing Bank an issuance fee of 0.10% of the Available Amount for each Letter of Credit issued by such Issuing Bank, payable on the date on which such Letter of Credit shall be issued by such Issuing Bank and (B) to such Issuing Bank, such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree, payable from time to time as agreed between the Borrower and such Issuing Bank;

(ii) The Borrower shall pay to the Administrative Agent for the account of each Lender an issuance fee on the average daily outstanding Available Amount of all Letters of Credit, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption or amendment to this Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date and the date on which all obligations of the Issuing Banks under this Agreement under all Letters of Credit terminate, at a rate per annum equal to the Applicable Fee Rate for the Letters of Credit, in effect from time to time, and payable in arrears quarterly on the final Business Day of each March, June, September and December, in respect of the calendar quarter ending on the final day of such March, June, September or December, as the case may be, commencing March 31, 2020, and on the Termination Date and, if later, the date on which all obligations of the Issuing Banks under this Agreement under all Letters of Credit terminate.

(c) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Administrative Agent.

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SECTION 2.06. Termination or Reduction of the Commitments. (a) The Borrower shall have the right, upon at least two (2) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Revolving Credit Commitments of the Lenders or the Letter of Credit Sub-Commitments of the Issuing Banks, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. In the event that the Letter of Credit Sub-Commitments at any time exceed the Revolving Credit Commitments, the Letter of Credit Sub-Commitments shall at such time automatically be reduced to an amount equal to the amount of the Revolving Credit Commitments. The Administrative Agent shall give each Lender and each Issuing Bank prompt notice of any such reduction of the Revolving Credit Commitments and/or the Letter of Credit Sub-Commitments.

(b) The Borrower may terminate the Unused Commitment of a Defaulting Lender, and terminate a Defaulting Lender as Issuing Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender, including without limitation in respect of any breach of such Defaulting Lender of its obligations under this Agreement prior to such termination.

(c) If any Lender or Issuing Bank makes demand for any amounts under Section 2.12 or asserts a claim under Section 2.13, or the Borrower becomes obligated to pay additional amounts to such Lender under Section 2.15, and such Lender is unable to designate a different Applicable Lending Office as provided in Section 2.17(a), then the Borrower may (i) designate another bank that is an Eligible Assignee to replace such Lender or Issuing Bank in accordance with, and subject to the conditions and restrictions contained in, Section 2.17 or (ii) if there are no Letters of Credit and no Letter of Credit Advances then outstanding, (A) pay or prepay the aggregate principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of such prepayment, and all fees and other amounts due and payable to such Lender or Issuing Bank under any provision of this Agreement (including, but not limited to, any amounts owing under this Section 2.12 or Section 2.15 or 8.04(c)) as of the date of such payment or prepayment and (B) terminate in whole such Lender’s or Issuing Bank’s Commitment or Commitments (and if the total Letter of Credit Sub-Commitments of all remaining Issuing Banks would be greater than the total Revolving Credit Commitments of all remaining Lenders, reduce pro-rata the Letter of Credit Sub-Commitments of such remaining Issuing Banks to an aggregate amount equal to the total Revolving Credit Commitments of the remaining Lenders.

SECTION 2.07. Repayment of Advances. (a) Revolving Credit Advances. On the Termination Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Revolving Credit Advances outstanding on the Termination Date.

(b) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the first Business Day next succeeding the date on which such Letter of Credit Advance was made, the outstanding principal amount of such Letter of Credit Advance.

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(ii) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender or Issuing Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in

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arrears (1) in the case of a Revolving Credit Advance, quarterly on the final day of each March, June, September and December during such periods and on the date such Revolving Credit Advance shall be Converted or paid in full and (2) in the case of a Letter of Credit Advance, on demand and on the date such Letter of Credit Advance shall be paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance, plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.09. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a).

(b) If, with respect to any Eurodollar Rate Advances, (x) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, or (y) the Administrative Agent is unable to determine the LIBO Rate under clauses (i), (ii), or (iii) of the definition thereof, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the final day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

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(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to Convert Advances into Eurodollar Rate Advances shall be suspended.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(g) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(h) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement or Benchmark Transition Start Date, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.09.

(i) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances.

SECTION 2.10. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert the whole or any part of the Revolving Credit Advances of one Type

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comprising the same Borrowing made to the Borrower into Revolving Credit Advances of the other Type; provided, however, any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the final day of an Interest Period for such Eurodollar Rate Advances and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.11. Optional Prepayments of Advances. The Borrower may, upon at least one Business Day’s notice to the Administrative Agent not later than 12:00 noon (New York City time) for Base Rate Advances, and upon at least two (2) Business Days’ notice to the Administrative Agent not later than 12:00 noon (New York City time) for Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, (a) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation subsequent to the date hereof or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), announced, issued, made or imposed subsequent to the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or to any Issuing Bank of agreeing to issue or issuing or maintaining Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern), (ii) taxes considered excluded from “Taxes” under the second sentence of Section 2.15(e)(i), (iii) Taxes for which a Lender Party is not entitled to indemnification under Section 2.15(a) or Section 2.15(b) as a result of the failure of such Lender Party to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e), and (iv) FATCA), then the Borrower shall from time to time, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender or Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph.

(c) If any Lender Party acting reasonably determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s

Ovintiv Credit Agreement

Revolving Credit Commitment or Letter of Credit Sub-Commitment or other commitments of such type or is increased by or, if applicable, based upon the issuance by such Issuing Bank of any Letter of Credit and other letters of credit of such type, then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s Revolving Credit Commitment or Letter of Credit Sub-Commitment or outstanding Letters of Credit; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amounts.

(d) Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender Party notifies the Borrower of the circumstances giving rise to such increased costs or reductions, and of such Lender Party’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) For the avoidance of doubt, this Section 2.12 shall apply to all requests, rules, guidelines or directives concerning capital adequacy (i) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender Party shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender Party or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lender Parties that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in United States Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.05(b), 2.12, 2.15, 2.21 or 8.04(c)) to the

Ovintiv Credit Agreement

Lenders or Issuing Banks to which such amounts shall be payable for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank to such Lender or Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and Issuing Bank, if and to the extent payment owed to such Lender or Issuing Bank is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender or Issuing Bank any amount so due.

(c) All computations of interest based on the rate of interest referred to in clause (a) of the definition of the term “Base Rate” in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the rate of interest referred to in clause (b) or (c) of the definition of the term “Base Rate” in Section 1.01 and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the final day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or Issuing Bank on such due date an amount equal to the amount then due such Lender or Issuing Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or Issuing Bank together with interest thereon, for each day from the date such amount is distributed to such Lender or Issuing Bank until the date such Lender or Issuing Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Ovintiv Credit Agreement

SECTION 2.15. Taxes. (a) Subject to Sections 2.15(e), (f) and (h), any and all payments by the Borrower under any Document and Loan Document shall be made, in accordance with Section 2.14, except as required by Applicable Law, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which the Borrower makes payment hereunder, excluding, (i) in the case of each Lender Party and the Administrative Agent, taxes imposed on its overall net income or capital, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes imposed on its overall net income or capital, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction in which the principal office or such Lender Party’s Applicable Lending Office is located or any political subdivision thereof or any taxes imposed by Sections 864(c)(7) or 877 of the Internal Revenue Code, or any similar provision of law and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Document or Loan Document being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Document or Loan Document to any Lender Party or the Administrative Agent, or, if the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum paid or payable under any Document or Loan Document to any Lender Party, (i) the sum payable by the Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender Party and the Administrative Agent receive an amount equal to the sum they each would have received had no such deductions been made (for example, and without limitation of the generality of the foregoing, if the sum paid or payable hereunder from or in respect of which the Borrower or the Administrative Agent shall be required to deduct any Taxes is interest, the interest payable by such Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions applicable to additional interest), such Lender Party and the Administrative Agent each receive interest equal to the interest they each would have received had no such deduction been made), (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or similar levies that arise from any payment made under any Document or Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Document or Loan Document, except any such taxes or similar levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)) (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.15(e), (f) and (h), the Borrower shall indemnify each Lender Party and the Administrative Agent for and hold each Lender Party and the Administrative Agent harmless against the full amount of Taxes or Other Taxes imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

Ovintiv Credit Agreement

(d) Within 30 days after the date of any payment of Taxes by or on behalf of the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii), (iii) and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Form W-9s or any subsequent versions thereof or successors thereto as required herein, in each case, certifying that such Lender Party is exempt from U.S. federal backup withholding tax. If any Lender Party fails to deliver Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such Lender Party the applicable backup withholding tax imposed by the Internal Revenue Code and remit such amount to the applicable taxation authority if required by Applicable Law, without reduction, and such Lender Party shall not be entitled to any additional amounts under this Section 2.15 with respect to Taxes imposed by the United States by reason of such failure.

Ovintiv Credit Agreement

(iii) Each Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form or documentation prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement and, (a) in the case of a Lender Party claiming the benefits of the exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit H-1, or (b) to the extent a Lender Party is not the beneficial owner, executed copies of Internal Revenue Service form W-8IMY, accompanied by Internal Revenue Service form W-8ECI, Internal Revenue Service form W-8BEN, Internal Revenue Service form W-8BEN-E, a statement substantially in the form of Exhibit H-2 or Exhibit H-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender Party is a partnership and one or more direct or indirect partners of such Lender Party are claiming the portfolio interest exemption, such Lender Party may provide a statement substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner. If the form provided by a Lender Party under this Section 2.15 at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate form; provided, however, if at the date of the Assignment and Assumption pursuant to which a Lender Party assignee becomes a party to this Agreement or at the date such Lender Party changes its Applicable Lending Office, the Lender Party assignor (or the Lender Party, if applicable) was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee (or the Lender Party, if applicable) on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W- 8BEN-E or W-8ECI, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(iv) If a payment made to a Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation

Ovintiv Credit Agreement

prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.15(e)(ii) FATCA shall include any Treasury regulations or interpretations thereof.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e), such Lender Party shall not be entitled to indemnification under Section 2.15(a) or Section 2.15(c) with respect to Taxes imposed by reason of such failure.

(g) In the event that an additional payment is made under Section 2.15(a) or Section 2.15(c) for the account of any Lender Party and such Lender Party, in its sole discretion exercised in good faith, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding; provided that the Borrower, upon the request of such Lender Party, agrees to pay the amount paid over to the Borrower (plus penalties, interest and other reasonable charges) to such Lender Party in the event such Lender Party is required to repay such credit, relief, remission or repayment to the applicable taxation authority. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

Ovintiv Credit Agreement

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, asserts a claim under Section 2.13 or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15 (or eliminate any claim under Section 2.13), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause more than an insubstantial disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. So long as no Default is continuing, if (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.12 or 2.15, (ii) any Eurodollar Rate Advance is required to be Converted into a Base Rate Advance pursuant to Section 2.13, in the case of clause (i) or this clause (ii) as a result of any condition described in such Sections that is not generally applicable to all the Lenders, (iii) any Lender fails to extend the Termination Date in accordance with Section 8.11, (iv) any Lender is a Defaulting Lender or (v) any Lender does not approve any consent, waiver or amendment that (x) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (y) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Borrower may, at its sole expense and effort, within fifteen (15) days of being notified of such condition or circumstance, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

Ovintiv Credit Agreement

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower (including, without limitation, the making of loans by the Borrower to any of its Subsidiaries) and its Subsidiaries.

SECTION 2.19. Increase of Commitments. (a) The Borrower may, at any time on or after a Section 2.19 Effective Date, but in any event not more than two times during any calendar year, make a written request (an “Increase Request”) to the Administrative Agent (who shall forward a copy to each Lender) that the Revolving Credit Commitments of the Lenders be increased in (i) an aggregate amount for each Increase Request of not less than $25,000,000 and integral multiples of $1,000,000 in excess thereof (such amount being the “Requested RCC Increase”) and (ii) an aggregate amount for such Increase Request, together with the aggregate amount by which the Revolving Credit Commitments of the Lenders were previously increased pursuant to this Section 2.19, if any, not to exceed $500,000,000. Such Increase Request shall include a certification by a Senior Financial Officer of the Borrower that no Default has occurred and is continuing and all representations and warranties contained herein are true and correct in all material respects on and as of the date of the Increase Request (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date). Any such increase in Revolving Credit Commitments shall be effective as of a date (the “Increase Date”) specified in the related Increase Request that is (I) prior to the Termination Date and (II) at least 15 Business Days after the date of such Increase Request. Each Increase Request shall specify the date by which Lenders who wish to increase their Revolving Credit Commitments must consent to such increase, which date (the “Commitment Date”) shall be no later than 5 Business Days prior to the related Increase Date. Each Lender that is willing to increase its Revolving Credit Commitment (each such Lender, an “Increasing Lender”) shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment, which amount shall not exceed the amount specified in the relevant Increase Request. Any Lender that does not notify the Administrative Agent by the Commitment Date shall be deemed to have elected not to increase its Commitment. No Lender shall be obligated to increase its Revolving Credit Commitment pursuant to this Section 2.19 and any such increase shall be in the sole discretion of

Ovintiv Credit Agreement

each Lender and shall be subject to the consent of the Administrative Agent and the Issuing Banks, such consent not to be unreasonably withheld or delayed. If the Increasing Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Increasing Lenders ratably in accordance with the amount by which they offered to increase their respective Revolving Credit Commitments on or prior to the Commitment Date.

(b) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Increasing Lenders are willing to participate in the requested increase. If the aggregate amount by which the Increasing Lenders are willing to increase their Revolving Credit Commitments on any such Commitment Date is less than the requested amount, then any one or more Eligible Assignees designated by the Borrower that agree to provide Revolving Credit Commitments may become party to this Agreement by executing and delivering, together with the Borrower, an Accession Letter Agreement pursuant to which such Eligible Assignee shall become a party to this Agreement and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder; provided that each such Eligible Assignee shall provide a Revolving Credit Commitment in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) On each Increase Date, (i) each Eligible Assignee that accepts an offer to participate in a requested Revolving Credit Commitment increase in accordance with Section 2.19(b) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.19(a) (or by the amount allocated to such Lender pursuant to the final sentence of Section 2.19(a) and (ii)) if on such date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause each Lender to hold its Pro Rata Share of such outstanding Advances as of the Increase Date.

(d) The Borrower may from time to time in accordance with Section 2.19(a) make an Increase Request on and after a date (each such date, the “Section 2.19 Effective Date”) on which the Administrative Agent shall have received the following in respect of the Requested RCC Increase set forth in such Increase Request, each dated as of the applicable Section 2.19 Effective Date, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) Certified copies of the resolutions of the board of directors of the Borrower approving the transactions contemplated by the applicable Requested RCC Increase, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the transactions contemplated by this Section 2.19.

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign an Increase Request and the other documents to be delivered by the Borrower under this Section 2.19.

(iii) An opinion of New York counsel to the Borrower, substantially in the form of Exhibit D or otherwise in a form reasonably satisfactory to the Administrative Agent.

Ovintiv Credit Agreement

SECTION 2.20. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date, amount and type of each Advance made hereunder, and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption and Accession Letter Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender Party under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.21. Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) such Defaulting Lenders’ Pro Rata Share of the L/C Obligations will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Lender’s aggregate principal amount of Revolving Credit Advances and allocated share of the L/C Obligations may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent or any Lender Party may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that (a) any portion (the “unreallocated portion”) of the Defaulting Lender’s share of the L/C Obligations cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise and (b) the Defaulting Lender has not made an assignment and delegation pursuant to Section 2.17(b)(iv), in each case within 20 days after receipt by the Borrower of written notice by the Administrative Agent that such Lender has become a Defaulting Lender, then the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of an Issuing Bank), (A) Cash Collateralize the obligations of the Borrower in respect of such L/C Obligations in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Obligations, or (B) make other arrangements satisfactory to the Administrative Agent and each Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

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(iii) amounts deposited pursuant to clause (ii) above at the request of any Issuing Bank shall be applied by the Administrative Agent to reimburse such Issuing Bank for any participations required to be funded by such Defaulting Lender. In the event amounts so deposited with respect to any such Defaulting Lender for the benefit of any Issuing Bank exceed the Pro Rata Share of such Defaulting Lender attributable to the Letters of Credit issued by such Issuing Bank, the Administrative Agent shall give prompt notice thereof to the Borrower and, unless otherwise specified in writing by the Borrower, shall promptly return to the Borrower cash in the amount of such excess.

(iv) if the Borrower Cash Collateralizes any portion of such Defaulting Lenders share of the L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(b) with respect to such Defaulting Lender’s share of the L/C Obligations during the period that such Defaulting Lender’s share of the L/C Obligations is Cash Collateralized;

(v) any amount paid by the Borrower (which, for the avoidance of doubt, shall not include any amounts set off by the Borrower pursuant to Section 8.05(b)) or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.21(c)) the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender and the Borrower fails to comply with its obligations under Section 2.21(a)(ii) within the time periods set forth in such section and each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 3.02 in such amounts as may be required to fulfill the Borrower’s obligations under Section 2.21(a)(ii)(A).

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(b) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(c) If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(a)(iii)), such Lender will, to the extent applicable, purchase (for cash at face value) such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Commitments and Letter of Credit Sub-Commitments of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (such first date, the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Administrative Agent shall not have received on or prior to the Effective Date notice from Required Lenders that a Material Adverse Change since December 31, 2018, has occurred and is continuing.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely and, if determined adversely, would have a Material Adverse Effect or (ii) purports to adversely affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

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(c) The Borrower shall have notified the Administrative Agent in writing as to the proposed Effective Date, and the Administrative Agent shall have notified each Lender thereof.

(d) The Borrower shall have paid all accrued and invoiced fees and reasonable expenses of the Administrative Agent, the Lenders and the Issuing Banks (including the accrued and invoiced reasonable fees and out of pocket expenses of counsel to the Administrative Agent).

(e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender and Issuing Bank a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects on and as of the Effective Date; and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) This Agreement, executed by each of the parties hereto.

(ii) Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement of the Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder.

(iv) Guarantees (each, a “Guarantee”) duly executed by Subsidiaries of the Borrower previously identified to the Lenders, each substantially in the form previously provided to the Administrative Agent, together with (A) certified copies of the resolutions of the board of directors of the applicable Subsidiary approving its Guarantee, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Guarantee and (B) a certificate of an officer of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to sign such Guarantee.

(v) An opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Borrower and certain of its U.S. Subsidiaries, substantially in the form of Exhibit D hereto or otherwise in a form reasonably satisfactory to the Administrative Agent.

(vi) An opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to the Borrower’s Canadian Subsidiaries, substantially in the form of Exhibit E hereto or otherwise in a form reasonably satisfactory to the Administrative Agent.

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(g) Borrower shall have terminated in full the commitments of the lenders, and made payment in full of the aggregate principal amount of all advances outstanding, under the Existing Credit Agreement, together with accrued interest thereon and all fees and other amounts invoiced and owing to the lenders thereunder to the Effective Date.

(h) The Administrative Agent shall have received, prior to the Effective Date, all documentation and other information regarding the Borrower and its Subsidiaries that will execute a Guarantee pursuant to Section 3.01(f)(iv) requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. (a) Except as specified in subsection (b) of this Section 3.02, the obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance), shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance:

(i) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or the acceptance of the applicable Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

(A) the representations and warranties contained in Section 4.01 of this Agreement (other than the representations and warranties included in clauses (e)(ii) and (f)(i) thereof) and contained in Section 7.1 of each Guarantee, for so long as such Guarantee is in existence or has not been terminated by its terms, are correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(ii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or Issuing Bank through the Administrative Agent may reasonably request.

(b) If a Default or an event which, but for the application of the last sentence of Section 6.01, would be such a Default (other than a Default or event specified in Section 6.01(e)) shall have occurred and be continuing, or would result from such Borrowing or issuance, the obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) on the

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occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance), shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance:

(i) the following statement shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or the acceptance of the applicable Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statement is true): after giving effect to the waiver described in clause (ii) below, solely with respect to the subject matter of such waiver, the representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) the Administrative Agent shall have received the approval of (I) the Required Lenders to waive any Default or any event which, but for the application of the last sentence of Section 6.01, would be such a Default specified in Section 6.01(b), (c), (d), (f), (g), (h) or (j), and (II) each of the Lenders to waive any Default or any event which, but for the application of the last sentence of Section 6.01, would be such a Default specified in Section 6.01(a) or (i); and

(iii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or Issuing Bank through the Administrative Agent may reasonably request.

(c) [Reserved]

(d) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless the Issuing Bank is satisfied that any exposure that would result therefrom is fully covered or eliminated in a manner satisfactory to the Issuing Bank. Nothing herein will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and each Material Subsidiary (i) is a Person duly organized, formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, formation or incorporation, (ii) is duly qualified to carry on business in all jurisdictions in which it carries on any business, except to the extent the failure to be so qualified would not have a Material Adverse Effect and (iii) has full power and authority to own its properties and conduct its business as presently conducted.

(b) The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement.

(d) This Agreement has been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and to the power of courts to stay proceedings for the execution of judgments.

(e) (i) The Consolidated balance sheet of Encana Corporation and its Subsidiaries as at December 31, 2018, and the related Consolidated statements of earnings and cash flows of Encana Corporation and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Encana Corporation’s auditors thereon, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of Encana Corporation and its Subsidiaries as at such date and the Consolidated results of the operations of Encana Corporation and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. (ii) Since December 31, 2018, there has been no Material Adverse Change.

(f) There is no action, suit, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(g) The Borrower and each of its Subsidiaries, and their respective operations and properties, comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

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(i) The Borrower and each of its Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed or, in the case of income taxes, required to be filed and where the failure to do so would cause the imposition of a penalty or interest, and in each case have paid all taxes shown thereon to be due, together with applicable interest and penalties other than taxes that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties to the extent required under Section 5.01(h)(vi)(C), is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status.

(iii) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary of the Borrower that is not subject to United States law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable GAAP.

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(C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k) Foreign Assets Control Regulations, etc.

(i) None of the Borrower or any of its Material Subsidiaries is a Sanctioned Person or permanently located, organized or ordinarily resident in a Sanctioned Country;

(ii) No part of the proceeds of an Advance will be knowingly (as determined at the date of such Advance) used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person known by the Borrower to be in violation of any Anti-Corruption Laws, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect, (B) for the purpose of funding, financing or facilitating any activities or, business or transaction of or with any Person known to the Borrower to be a Sanctioned Person, or in any country known to the Borrower to be a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Material Subsidiaries, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect; and

(iii) Where used in this Section 4.01(k), references to “knowingly” or “known” means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower.

(l) To the knowledge of the Borrower, all information, materials and documents (other than any information expressly disclaimed by the Borrower and projections and forecasts) prepared by the Borrower and delivered to the Administrative Agent in connection with this Agreement are true and accurate in all material respects as of the date of this Agreement except to the extent that any inaccuracy would not have a Material Adverse Effect.

(m) Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Advances or the Letters of Credit will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender or Issuing Bank shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the requirements applicable to each Foreign Plan and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

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(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom which is material to the Borrower attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance on all of its or their property which is of an insurable nature against such risks, in such amounts and in such manner as is usual in the case of corporations similarly situated and operating generally similar property and with such reputable insurance companies or associations as the Borrower may select; provided that the Borrower and its Subsidiaries may from time to time adopt other methods or plans of protection, including self-insurance, against such risks in substitution or partial substitution for the aforesaid insurance if such plans or methods shall, in the opinion of the appropriate senior officers of the Borrower or its Subsidiaries, be in its or their best interest, and neither the Borrower nor any of its Subsidiaries shall be required to keep insured any of its property in respect of which insurance is being provided by others for its benefit.

(d) Preservation of Corporate Existence, Etc. Subject to Section 5.02(a), the Borrower shall maintain its corporate existence.

(e) Visitation Rights. At any reasonable time upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or Issuing Banks or any agents or representatives thereof, at their own cost, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their senior officers or directors and with their independent auditors.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, its respective properties and assets that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except that nothing contained in this Section shall prevent the Borrower or its Material Subsidiaries (i) from selling, leasing or otherwise disposing of any of its or their property or assets in one or a series of related transactions if the cumulative effect of such actions would not have a Material Adverse Effect or (ii) from ceasing to operate any of its or their property, assets or business, when in the opinion of the appropriate officers of the Borrower or its Material Subsidiaries it shall be advisable and in its or their best interests to do so.

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(h) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i) as soon as available and in any event within 65 days after the end of each of the first three Fiscal Quarters of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries (or in the case of the Fiscal Quarter ending March 31, 2020, of the predecessor company of the Borrower) for the period commencing at the end of the previous fiscal year and ending with the end of such Fiscal Quarter, with a statement (subject to year-end adjustments and the absence of footnotes) by the chief financial officer or comptroller of the Borrower stating that such Consolidated financial statements have been prepared in accordance with GAAP, together with a Compliance Certificate (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries or a registration statement on Form S-1 or Form S-4 shall satisfy the requirements of this Section 5.01(h)(i) to the extent such annual reports or registration statement include the information specified herein);

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2020), a copy of the Consolidated financial statements of the Borrower comprising the Consolidated balance sheet, the Consolidated statement of earnings, the Consolidated statement of comprehensive income, the Consolidated statement of changes in shareholders’ equity and the Consolidated statement of cash flows pertaining to such fiscal year, together with the report and opinion of its independent auditors thereon confirming that such financial statements have been prepared in accordance with GAAP, together with a Compliance Certificate (it being understood that the delivery by the Borrower of annual reports on Form 10-K (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries or a registration statement on Form S-1 or Form S-4 shall satisfy the requirements of this Section 5.01(h)(ii) to the extent such quarterly reports or registration statements include the information specified herein);

(iii) in the case of each Default, as soon as possible and in any event within ten (10) days after a Senior Financial Officer of the Borrower has acquired knowledge of facts which constitute or give rise to such Default and provided that such Default is continuing on the date of such statement, a statement of the chief financial officer or chief executive officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

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(vi) ERISA:

(A) ERISA Events and ERISA Reports. (x) Promptly and in any event within ten (10) days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event which could reasonably be expected to have a Material Adverse Effect has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (y) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(B) Plan Terminations. Promptly and in any event within three (3) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(C) Plan Annual Reports. Promptly (x) and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan maintained, sponsored or contributed to by the Borrower and (y) upon the request of the Administrative Agent, a copy of the Schedule SB with respect to any other Plan;

(D) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect or (z) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (x) or (y); and

(vii) at the request of the Administrative Agent or any Lender through the Administrative Agent, such other information, report, certificates or other matters affecting its material business, affairs, financial condition, property or assets or the material business, affairs, financial condition, property or assets of any Material Subsidiary, as the Administrative Agent or such Lender may reasonably request, excluding any such information, report, certificates or other matters relating to any Person other than the Borrower or any of its Affiliates which the Borrower is prohibited from disclosing to the Lenders pursuant to a confidentiality agreement between the Borrower and such Person.

(i) Environmental Covenants.

(i) Without limiting the generality of Section 5.01(a), the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws and Environmental Permits if the consequence of a failure to comply could reasonably be expected, either alone or in conjunction with any other such noncompliance, to have a Material Adverse Effect.

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(ii) If the Borrower or its Subsidiaries shall:

(A) receive or give any notice that a violation of any Environmental Law or Environmental Permit has or may have been committed or is about to be committed by the same, if such violation could reasonably be expected to have a Material Adverse Effect;

(B) receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law or Environmental Permit, if such violation could reasonably be expected to have a Material Adverse Effect; or

(C) receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or a Subsidiary may be liable or responsible for costs associated with a response to or to clean-up a Release of Hazardous Materials into the environment or any damages caused thereby, if such action or liability could reasonably be expected to have a Material Adverse Effect;

the Borrower shall promptly provide the Administrative Agent with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Administrative Agent from time to time all reasonable information requested by the Administrative Agent relating to the same.

(iii) The Borrower shall notify the Administrative Agent promptly of any event or occurrence of which it is aware which could reasonably be expected to result in violation of any Environmental Law or Environmental Permit if such event or occurrence could reasonably be expected to have a Material Adverse Effect.

(j) Anti-Corruption Laws and Sanctions. Maintain in effect and enforce procedures to ensure compliance by the Borrower with its representation and warranty in Section 4.01(k) in respect of any requested Advance.

(k) Maintenance of Consolidated Debt to Consolidated Capitalization Ratio. Maintain, as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 5.01(h), a Consolidated Debt to Consolidated Capitalization Ratio which does not exceed 60%.

(l) Use of Proceeds. Use, and shall cause its Subsidiaries to use, the Proceeds of the Advances solely as set forth in Section 2.18 herein.

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SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender or Issuing Bank shall have any Commitment hereunder, the Borrower will not, unless the Required Lenders, the Administrative Agent and the Borrower otherwise agree in writing in accordance with Section 8.01:

(a) Mergers, etc. Enter into or participate in any transaction which would result in the amalgamation or merger of the Borrower into any other Person or the sale, transfer, conveyance, lease or other disposition of all or substantially all of the Borrower’s undertaking and assets (determined on a consolidated basis) to another Person, unless:

(i) Except in the case of the amalgamation or merger of the Borrower with one or more Subsidiaries or the transfer of all or substantially all of the Borrower’s undertaking and assets to one or more Subsidiaries, at least two Debt Ratings of the successor or transferee are Investment Grade (unless the Required Lenders approve any such transaction where the Debt Ratings of the successor or transferee are not Investment Grade);

(ii) the successor or transferee executes and delivers to the Administrative Agent such documents, if any, as may, in the reasonable opinion of the Administrative Agent , be necessary to confirm the assumption by the successor or transferee of the obligations of the Borrower under this Agreement; and

(iii) the Administrative Agent and the Lenders shall have received all information regarding the successor or transferee reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, if applicable, the Beneficial Ownership Regulation, including any related necessary documentation.

(b) Negative Pledge. (i) Create, or permit any of its Restricted Subsidiaries to create, any mortgage, hypothecation, charge or other encumbrance on any of its or their property or assets, present or future, to secure Indebtedness, unless at or prior thereto, the Advances, up to the maximum aggregate amount of the Commitments then in effect, are equally and ratably secured or, at the option of the Borrower, security in the form of other property having at such time a Value equal to 150% of the aggregate Commitments at such time is extended to the Administrative Agent, the Lenders and the Issuing Banks; provided, however, that the preceding shall not apply to or operate to prevent the following:

(A) liens or other encumbrances, not related to the borrowing of money, incurred or arising by operation of law or in the ordinary course of business or incidental to the ownership of property or assets;

(B) pre-existing encumbrances on property or assets when acquired (including by way of lease);

(C) encumbrances or obligations to incur encumbrances (including under indentures, trust deeds and similar instruments) on property or assets of another Person existing at the time such other Person becomes a Subsidiary of the Borrower, or is liquidated or merged into, or amalgamated or consolidated with, the Borrower or a Subsidiary of the Borrower or at the time of the sale, lease or other disposition to the Borrower or a Subsidiary of the Borrower of all or substantially all of the properties and assets of such other Person, provided that such encumbrances were not incurred in anticipation of such other Person becoming a Subsidiary of the Borrower;

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(D) encumbrances given by the Borrower or any of its Restricted Subsidiaries in compliance with contractual commitments in existence at the date hereof or entered into prior to a Restricted Subsidiary becoming a Restricted Subsidiary;

(E) giving security by the Borrower or a Subsidiary in favor of the Borrower or any of its Subsidiaries;

(F) creating, issuing or suffering to exist or becoming liable on, or giving or assuming, any Purchase Money Mortgage;

(G) creating, issuing or suffering to exist or becoming liable on, or giving or assuming any mortgage, hypothecation, charge or other encumbrance in connection with Indebtedness which, by its terms, is non-recourse to the Borrower or the Restricted Subsidiary;

(H) giving security on any specific property or asset in favor of a government within or outside the United States or any political subdivision, department, agency or instrumentality thereof to secure the performance of any covenant or obligation to or in favor of or entered into at the request of any such authorities where such security is required pursuant to any contract, statute, order or regulation;

(I) giving, in the ordinary course of business and for the purpose of carrying on the same, security on current assets to any bank or banks or others to secure any obligations repayable on demand or maturing, including any right of extension or renewal, within 12 months after the date such obligation is incurred;

(J) giving security on property or assets of whatsoever nature other than Restricted Property; provided, however, security on Restricted Property may be given to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of such Restricted Property or of the products derived from such Restricted Property;

(K) encumbrances arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such encumbrance is limited to the property or assets that are the subject of the relevant agreement;

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(L) any encumbrance on any properties or facilities or any interest therein, construction thereon or improvement thereto incurred to secure all or any part of any Indebtedness relating to the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by the Borrower or a Restricted Subsidiary, the plugging or abandonment of wells and the decommissioning or removal of structures or facilities located on such properties or facilities provided such Indebtedness is incurred prior to, during or within two years after the completion of reclamation and clean-up or such other activity;

(M) encumbrances in respect of the joint development, operation or present or future reclamation, clean-up or abandonment of properties, facilities and surrounding lands or related production or processing as security in favor of any other owner or operator of such assets for the Borrower’s or any Restricted Subsidiary’s portion of the costs and expenses of such development, operation, reclamation, clean-up or abandonment;

(N) encumbrances on assets or property (including oil sands property) securing: (I) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property and the plugging and abandonment of wells thereon, (II) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (III) Indebtedness incurred by the Borrower or any of its Subsidiaries to provide funds for the activities set forth in clauses (I) and (II) above, provided such Indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (I) and (II) above, and (IV) Indebtedness incurred by the Borrower or any of its Subsidiaries to refinance Indebtedness incurred for the purposes set forth in clauses (I) and (II) above. Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (I) or (II) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

(O) encumbrances granted in the ordinary course of business in connection with Financial Instrument Obligations;

(P) deposits referred to in clause (a) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio;

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(Q) any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any encumbrance referred to in the foregoing clauses; provided, however, that (i) such new encumbrance shall be limited to all or part of the property or assets which was secured by the prior encumbrance plus improvements on such property or assets and (ii) the Indebtedness, if any, secured by the new encumbrance is not increased from the amount of the Indebtedness secured by the prior encumbrance then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings; and

(R) liens or other encumbrances granted pursuant to Section 2.21 hereof;

and provided further that (I) in any event, the Borrower and any Restricted Subsidiary shall be entitled to give security that would otherwise be prohibited hereby so long as the aggregate Indebtedness outstanding and secured under this clause (I) and the aggregate Indebtedness outstanding and secured under Section 5.02(b)(i)(N) does not at the time of giving such security exceed an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower at such time and (II) in no event shall the Borrower or any Restricted Subsidiary be entitled to give security that would otherwise be permitted by Section 5.02(b)(i)(N) if such security secures Indebtedness which exceeds an amount equal to 10% of the Consolidated Net Tangible Assets of the Borrower at such time.

(ii) Transactions such as the sale (including any forward sale) or other transfer of (A) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (B) any other interest in property of the character commonly referred to as a “production payment”, will not constitute secured indebtedness and will not result in the Borrower being required to secure the Borrowings.

(iii) In the event security has been provided to the Administrative Agent, the Lenders and the Issuing Banks in accordance with this Section 5.02(b) and the maximum principal amount of the Commitments is thereafter permanently reduced at any time or from time to time, the Borrower may request once in each calendar year, and the Administrative Agent, the Lenders and the Issuing Banks shall grant at the Borrower’s expense, discharges of security as will ensure that the remaining security secures, to the satisfaction of the Administrative Agent, the Lenders and the Issuing Banks acting reasonably, the maximum principal amount of Advances which are, or which may become, outstanding after giving effect to such permanent reduction in the total amount of the Commitments.

(c) [Reserved].

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(d) Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date hereof, provided that the Borrower and its Subsidiaries may engage in any Similar Business.

(e) Financing Debt of Certain Subsidiaries. Permit:

(i) the aggregate Financing Debt of all Material Subsidiaries (other than any Material Subsidiary that is a Guarantor Subsidiary), on a consolidated basis; plus, without duplication

(ii) the aggregate Indebtedness secured by security interests over Restricted Property given by the Borrower or any Material Subsidiary in favor of Subsidiaries (other than Guarantor Subsidiaries) which are not Material Subsidiaries; plus, without duplication

(iii) the aggregate Financing Debt of Finance Co.; plus, without duplication

(iv) the amount by which the aggregate Financing Debt of any Subsidiary of the Borrower (other than Finance Co. or a Material Subsidiary) exceeds an aggregate of $750,000,000 and which Financing Debt is guaranteed by the Borrower or any Material Subsidiary (whether directly or indirectly through corporate law applicable to unlimited liability companies), to exceed 17.5% of Consolidated Tangible Assets as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 5.01(h); provided that, for the purpose of calculating the aggregate Financing Debt referred to in (i) above or the aggregate Indebtedness referred to in (ii) above, there shall be excluded (A) the Financing Debt of any Public Material Subsidiary or (B) any such Indebtedness secured by security interests over Restricted Property of any Public Material Subsidiary for so long as, in regard to any case referred to in (A) or (B), Publicly Traded Securities of the relevant Public Material Subsidiary are listed on any stock exchange and for 120 days (or such longer period as the Required Lenders may allow in their sole discretion) after the date that Publicly Traded Securities of such Public Material Subsidiary cease to be so listed.

(f) Financial Assistance by Material Subsidiaries. If any Material Subsidiary or Subsidiary thereof gives, grants or becomes subject to any guarantee, indemnity or other form of financial assistance to or in favor of any Person in respect of Financing Debt of the Borrower or any other Subsidiary, other than in respect of the Borrowings or any Centralized Banking Arrangements (each such guarantee, indemnity or other form of financial assistance, other than a guarantee, indemnity or other form of financial assistance in respect of the Borrowings or any Centralized Banking Arrangements, being a “Third Party Guarantee”), then the Borrower shall ensure that such Material Subsidiary or Subsidiary thereof duly executes and delivers to the Administrative Agent on behalf of the Lenders a guarantee or other instrument on no less favorable terms, with such changes thereto as may be necessary in the context and acceptable to the Administrative Agent, acting reasonably, so that the obligations thereunder rank at least pari passu with the obligations under such Third Party Guarantee; provided, however, that:

(i) a Material Subsidiary or Subsidiary thereof shall be entitled to give, grant or become subject to a Third Party Guarantee in respect of Financing Debt of wholly-owned direct or indirect Subsidiaries of such Material Subsidiary; and

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(ii) a Material Subsidiary or Subsidiary thereof which is a direct or indirect wholly-owned Subsidiary of a Material Subsidiary shall be entitled to give, grant or become subject to a Third Party Guarantee in respect of Financing Debt of a Material Subsidiary or Subsidiary thereof of which (in either case) it is directly or indirectly a wholly-owned Subsidiary, in either case, for so long as such wholly-owned Subsidiaries remain, directly or indirectly, wholly-owned by such Material Subsidiary, without being required by this Section 5.02(g) to execute and deliver a guarantee or other instrument to the Administrative Agent in accordance with the foregoing; and provided further however, that a Subsidiary which is not a Material Subsidiary need not execute and deliver such a guarantee or other instrument if and for so long as such Subsidiary, together with each other such Subsidiary which has given, granted, or become subject to a Third Party Guarantee and which has not executed and delivered a guarantee or other instrument to the Administrative Agent on behalf of the Lenders hereunder, has assets which have a value, as reflected in the consolidated balance sheet of the Borrower most recently delivered to the Lenders hereunder, of 10% or less of the value of the assets of the Borrower and its Subsidiaries reflected therein (without giving effect to the non-cash ceiling test impairments and other changes as a consequence of Encana Corporation’s adoption of US GAAP). Any Material Subsidiary that provides a guarantee to the Administrative Agent on behalf of the lenders in accordance with this Section shall also provide such other documents and certificates as the Administrative Agent may reasonably request, and (ii) to the extent such Material Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall provide to any Lender that so requests a Beneficial Ownership Certification.

If any Subsidiary that provides a guarantee to the Agent on behalf of the Lenders in accordance with this Section is released from its Third Party Guarantee(s) (other than as a result of any payment being made under such Third Party Guarantee(s)), then, upon the request of the Borrower or such Subsidiary for the release of such guarantee and provided that no Default has occurred and is continuing or would result from such release, such guarantee shall also be released (and the Agent shall promptly execute such documents and instruments as the Borrower or such Subsidiary may reasonably request to evidence such release).

SECTION 5.03. Actions in Respect of Subsidiaries. Notwithstanding anything to the contrary provided in Section 5.01 or Section 5.02 whereby the Borrower has covenanted to cause any Subsidiary to do or not to do any act or thing and such Subsidiary is not a Wholly-Owned Subsidiary, the Borrower shall have complied with its covenants in that regard if it shall have used all reasonable efforts to cause such Subsidiary to comply with the requirements of Sections 5.01 and 5.02 or to remedy any breaches thereof; and with respect to any breach of Section 5.01 or Section 5.02 caused by any Subsidiary acting or failing to act in the manner required by such Section, the Borrower’s obligation to use its reasonable efforts to prevent or remedy such breach shall only be applicable from and after the date that the Borrower becomes aware of such breach or the date the Borrower becomes aware such breach may occur, as the case may be; provided that this Section 5.03 shall not apply to (i) the covenants contained in Section 5.02(e) or 5.02(f), or (ii) any covenant if the breach thereof could reasonably be expected to have a Material Adverse Effect.

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ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing with respect to the Borrower:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement within five (5) Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (d), (h) or (k) or Section 5.02; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 45 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any Subsidiary (i) shall default in making payment when due of any Financing Debt (including all net obligations of the Borrower or any Subsidiary pursuant to currency, interest rate and commodity price hedging and swap agreements, but excluding borrowings under this Agreement) (“Extended Financing Debt”) in an amount in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth and such default is not remedied by the Borrower or such Subsidiary or is not waived by the lender or counterparty in respect of such Extended Financing Debt (including the lessor under any Finance Lease) within two (2) Business Days or any longer grace or cure period that is available under applicable documentation to remedy such default, or (ii) causes or permits to exist any default or event of default under any agreement or agreements evidencing Extended Financing Debt if such default or event of default results in the acceleration of the payment of an aggregate amount of Extended Financing Debt in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth.

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets) and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets)) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (e); or

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(f) Any final judgment or order (subject to no further right of appeal) is rendered against the Borrower or any Material Subsidiary for the payment of money in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth (other than any such judgment or order in favor of a lender that is a Non-Recourse Creditor, in respect of which such lender’s recourse pursuant to such judgment or order or otherwise is limited to the specific Project in respect of which the debt which is the subject of such judgment or order was granted was incurred) and under which enforcement proceedings have commenced and have not been stayed, and which remains undischarged or unstayed for a period of 45 days; provided that any such final judgment or order rendered only with respect to a Material Subsidiary which is not a Restricted Subsidiary shall not be an Event of Default if the Borrower would (in the reasonable opinion of the Required Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 5.01(k) and 5.02(e), calculated as of the date of such final judgment or order (and not as of the last day of the immediately preceding Fiscal Quarter), which tests shall be conducted after provision has been made for the payment of such final judgment or order; or

(g) Any final non-monetary judgment or order (subject to no further right of appeal) shall be rendered against the Borrower or any of its Material Subsidiaries that could be reasonably expected to have (i) a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order shall not be in effect or (ii) an adverse effect on the legality, validity or enforceability of the Loan Documents; or

(h) a Change in Control shall occur; or

(i) Any material provision of this Agreement shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing; or

(j) The Borrower or any of its respective ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur, liability in excess of $200,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination within the meaning of Title IV of ERISA of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, provided, however, that any such event (except an event specified in Section 6.01(a), (e) and (i)) shall not permit the Lenders to terminate their Commitments if and for so long as (A) no Advances or Letters of Credit are outstanding hereunder and (B) the Borrower continues to pay the fees specified in Section 2.05(a), and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, further however, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the

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Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all obligations under such agreement be declared to be due and payable and (C) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding any other provision in this Agreement to the contrary, the occurrence and continuance of any of the events described in this Section 6.01 (except any event specified in Section 6.01 (a), (e) or (i)) shall not be considered an Event of Default hereunder or under any of the other Loan Documents if and for so long as (i) no Advances or Letters of Credit are outstanding hereunder and (ii) the Borrower continues to pay the fees specified in Section 2.05(a).

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each Lender Party (in its capacities as a Lender and an Issuing Bank (if applicable)) hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent, and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

SECTION 7.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or on the reasonable advice of counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender Party.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank

Ovintiv Credit Agreement

unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lender Parties severally agree to indemnify the Administrative Agent (in such capacity and to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Document or any action taken or omitted thereby under any Document (collectively, the “Indemnified Costs”), provided that no Lender Party shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, either Documentation Agent, any Lead Arranger, any Lender Party or a third party. The respective obligations of the Lenders under this Section are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 7.06. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give written notice of its resignation to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right with the prior approval of the Borrower so long as no Default shall have occurred and be continuing (which approval will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lender Parties hereunder, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the

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Administrative Agent shall instead be made by or to each Lender Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender Party hereunder.

SECTION 7.10. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit or the Commitments;

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (unless specifically set forth herein or therein), the Administrative Agent and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (x) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive (i) any of the conditions specified in Section 3.01 or (ii) a condition precedent to a Borrowing if such condition relates to Section 6.01(a) or (i), (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the aggregate Available Amount of outstanding Letters of Credit, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (c) amend this Section 8.01 and (y) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (a) increase the Revolving Credit Commitments or the Letter of Credit Sub-Commitments or subject the Lenders or the Issuing Banks to any additional obligations, (b) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder or (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to the Lenders hereunder or postpone the expiration date of any Letter of Credit beyond the Termination Date; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at the following address: at Republic Plaza, 370 17th Street, Suite 1700, Denver, Colorado, 80202, USA, Attention: Treasurer, facsimile no. (720) 876-6537;

(ii) if to the Administrative Agent, to JPMorgan Primary Servicing Account Manager, Attention: Eugene H. Tull, Telephone: (302) 634 5881, facsimile no.: (302) 634 1417, email: eugene.h.tulliii@chase.com, and a copy to: JPMorgan Secondary Servicing Account Manager, Attention: Kristen Bazink, Telephone: (302) 634 2633, facsimile no.: (302) 634 1417, email: kristen.bazink@chase.com;

(iii) if to any Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the

Ovintiv Credit Agreement

Borrower, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform except to the extent a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or such Related Party acted with gross negligence or willful misconduct in connection with such transmission. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

(iii) Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right under any Document or Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay promptly upon presentation of a statement of account all reasonable costs and out-of-pocket expenses of the Administrative Agent, the Documentation Agents and the Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit and insurance expenses and (ii) the reasonable and documented fees and expenses of a single counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly on demand all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent and the Lender Parties, if any (including, without limitation, reasonable and documented counsel fees and expenses (which shall be limited to one firm of counsel for the Administrative Agent and the Lender Parties and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for the Administrative Agent and the Lender Parties (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Person))), in connection with the enforcement (whether through negotiations, legal proceedings or

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otherwise) of any Documents, including, without limitation, reasonable and documented fees and expenses of counsel (as described above) in connection with the enforcement of rights under this Section 8.04(a). The Borrower further agrees to pay on demand all reasonable costs and out-of-pocket expenses of each Issuing Bank in connection with the modification and amendment of any L/C Related Document, including, without limitation, the reasonable fees and expenses of counsel for such Issuing Bank with respect thereto and with respect to advising such Issuing Bank as to its rights and responsibilities under the L/C Related Documents.

(b) In addition to any liability of the Borrower under any other provisions of this Agreement, the Borrower agrees to indemnify and hold harmless the Administrative Agent, the Lead Arrangers and each Lender Party and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable and documented fees and disbursements of a counsel, which shall be limited to one firm of counsel for the Indemnified Parties and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for the Indemnified Parties (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Person)), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Agreement, except (i) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct and (ii) to any claim, damage, loss, liability or expense that does not involve an act or omission of the Borrower or its affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any of the Lead Arrangers, or any administrative agent, collateral agent or other agent in their capacities as such). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. The Borrower also agrees not to assert any claim against any Agent, any Lead Arranger, any Lender Party, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the final day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Advances pursuant to Section 6.01, the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the applicable Lender to the Administrative Agent and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error.

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(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12 and 2.15 and in this 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

(e) The Lenders severally agree to indemnify each Issuing Bank (in its capacity as such and to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank, solely in its capacity as an Issuing Bank, in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower to such Issuing Bank under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs or expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any amounts indemnifiable hereunder, this Section 8.04(e) applies whether such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or Issuing Bank or any third party. The respective obligations of the Lenders under this Section are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy is obligations hereunder.

SECTION 8.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender Party shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

(b) To the extent permitted by applicable law, at any time a Lender is a Defaulting Lender pursuant to clauses (i) or (ii) of the definition thereof, or while a Lender Insolvency Event exists with respect to such Lender or its Lender Parent, the Borrower is hereby authorized without prior notice to such Defaulting Lender or to any other person, such notice being expressly waived by such Defaulting Lender, to set-off and apply any and all deposits (general and special but excluding security deposits) held by such Defaulting Lender (or any Subsidiary of such Defaulting Lender) to or for the

Ovintiv Credit Agreement

credit of or the account of the Borrower against and on account of the Borrowings and any accrued interest owing by the Borrower to such Defaulting Lender under this Agreement, regardless of whether the obligations in respect of such deposits or Borrowings are contingent or unmatured. The Borrower shall provide the Administrative Agent and the Defaulting Lender with prompt notice of the exercise of any of its rights under this Section; provided that:

(i) any Centralized Banking Arrangements shall take priority over the Borrower’s rights under this Section;

(ii) prior to receipt of such notice by the Administrative Agent, the Administrative Agent shall not be obligated to reflect such set-off in the allocation of its payments to Lenders under Section 2.14;

(iii) after receipt of such notice by the Administrative Agent, such Defaulting Lender irrevocably authorizes the Administrative Agent to rely on such notice and to allocate payments from the Borrower to the Lenders in a manner which gives effect to such set-off (notwithstanding any provisions in Section 2.14 to the contrary); and

the Borrower agrees to indemnify the Administrative Agent and its Affiliates, directors, officers, agents and employees from any claims made against any of them by a Defaulting Lender in connection with this Section 8.05(b), all in accordance with Section 11.2 (and for such purposes a claim from a Defaulting Lender shall be deemed to be a third party claim).

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agent, the Documentation Agents and each Lead Arranger, and when the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender and such Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Documentation Agents, the Lead Arrangers and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).

SECTION 8.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Ovintiv Credit Agreement

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 and subject to the obligations of Section 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s). Each Lender shall, on behalf of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participation; provided that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other person, except as required by Applicable Law.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (y) of the first proviso in Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any successor regulation. The entries in the Participant Register shall be conclusive absent manifest error, and such

Ovintiv Credit Agreement

Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Each Issuing Bank may assign to an Eligible Assignee its rights and obligations or any portion of the undrawn Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500.

SECTION 8.08. Confidentiality; Patriot Act. Each of the Administrative Agent, the Documentation Agents, the Lead Arrangers and the Lender Parties agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, with respect to which such Person shall seek the confidential treatment of such Confidential Information); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis, to (i) with the consent of the Borrower, any rating agency in connection with rating the Borrower or its Subsidiaries or the indebtedness under this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the indebtedness under this Agreement; or (h) otherwise with the consent of the Borrower.

Ovintiv Credit Agreement

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

The Administrative Agent agrees (i) to keep confidential the rates to be used in the calculation of the Reference Bank Rate supplied by each Reference Bank pursuant to or in connection with this Agreement and (ii) that it has developed procedures to ensure that such rates are not submitted by the Reference Banks to, or shared with, any individual who is formally designated as being involved in the ICE Benchmark Administration LIBOR submission process; provided that such rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates, and, if such rates are so shared, the Borrower agrees to keep such information confidential (and, if shared with any third parties described above, such third parties shall also agree to keep such information confidential).

SECTION 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its Affiliates, nor any of their officers, directors, employees, agents or advisors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Ovintiv Credit Agreement

SECTION 8.11. Extensions of Termination Date. (a) The Borrower may, at any time, but in any event not more than once in any calendar year, by delivering to the Administrative Agent a written extension request, request those Lenders which have not become Declining Lenders pursuant to this Section 8.11 (except to the extent Section 8.11(h) applies) (in this Section 8.11, the “Requested Lenders”) to issue a Notice of Extension to extend the then current Termination Date with respect to the Commitments of such Requested Lenders to a date specified therein (each, an “Extended Termination Date”), which Extended Termination Date shall be not later than five (5) years from the date (in this Section 8.11, the “Extension Date”) which is 90 days after the date of such extension request. For the avoidance of doubt, at the time of the first request, if any, made by the Borrower, all Lenders shall be Requested Lenders.

(b) Upon receipt from the Borrower of such written extension request, the Administrative Agent shall forthwith deliver to each Requested Lender a copy of such request, and each Requested Lender shall, within 30 days after the date the Administrative Agent receives such request from the Borrower, advise the Administrative Agent in writing as to whether such Requested Lender will agree to extend the then current Termination Date in respect of its Commitment by delivering to the Administrative Agent a notice in substantially the form of Exhibit F hereto (each such notice being an “Extension Notice”); provided that, if any such Requested Lender shall fail to so advise the Administrative Agent within such 30 day period, then such Requested Lender shall be deemed to have denied such extension request. The determination of each Requested Lender as to whether or not to extend the Termination Date shall be made by each such Requested Lender in its sole discretion.

(c) Within five days after the expiry of the aforementioned 30 day period, the Administrative Agent shall:

(i) if (A) all Requested Lenders are in agreement with delivering a notice granting or not granting such extension request (the “Borrower Extension Notice”); or (B) less than all Requested Lenders are in agreement with delivering the Borrower Extension Notice, but, subject to Section 8.11(h)(ii), Requested Lenders having Commitments which, in aggregate, represent 66 2⁄3% or more of all outstanding Commitments of all Requested Lenders are in agreement with delivering the Borrower Extension Notice; (each Requested Lender being in agreement with delivering the Borrower Extension Notice being an “Extending Lender” for the purposes of this Section 8.11), deliver to the Borrower (with a copy to each Extending Lender) the Borrower Extension Notice on behalf of all Extending Lenders, executed by the Administrative Agent and, in the circumstance where not all Requested Lenders are Extending Lenders, advise the Borrower of (I) which Requested Lenders are not in agreement with extending the Termination Date (in this Section 8.11, each a “Declining Lender”); and (II) the amount of each Declining Lender’s Commitments and Advances as at such date; or

(ii) if neither of the conditions in Sections 8.11(c)(i)(A) or (B) shall have been met, notify the Borrower that the extension request has not been approved by Requested Lenders which, subject to Section 8.11(h)(ii), have Commitments which, in aggregate, represent at least 66 2⁄3% of all outstanding Commitments of all Requested Lenders (including therein the identity of the Requested Lenders which are not in agreement with extending the Termination Date and the amount of each such Requested Lender’s Commitments and Advances at such date) and has therefore been denied.

Ovintiv Credit Agreement

The failure of the Administrative Agent within the aforementioned five day period to deliver the Borrower Extension Notice, as provided in Section 8.11(c)(i) above, shall be deemed to be a notification by the Administrative Agent to the Borrower that the Requested Lenders have denied the extension request, and, in such circumstances, the Termination Date shall not be extended for any of the Requested Lenders.

(d) Upon delivery by the Administrative Agent to the Borrower of Borrower Extension Notice pursuant to Section 8.11(c)(i), the Termination Date for all Extending Lenders shall be extended to the Extended Termination Date specified in the relevant extension request.

(e) If in any instance the Borrower Extension Notice has been delivered in circumstances in which not all of the Requested Lenders are Extending Lenders, then, on or prior to the relevant Extension Date:

(i) the Borrower may require any Declining Lender in respect of the relevant extension request to (and such Declining Lender shall thereupon become obligated to) assign all or part of its rights, benefits and interests under the Loan Documents (for purposes of this Section 8.11, the “Assigned Interests”) to:

(A) any Extending Lenders which have agreed to increase their Commitments and purchase the Assigned Interests; and

(B) to the extent the Assigned Interests are not assigned to Extending Lenders in accordance with paragraph (A) above, any financial or other institutions selected by the Borrower and acceptable to the Administrative Agent and the Issuing Banks, acting reasonably.

The Borrower shall provide the Administrative Agent with written notice of its desire to proceed under this Section 8.11(e)(i) (which notice the Administrative Agent shall promptly provide to each Extending Lender), and the Extending Lenders shall be entitled to purchase such of the Assigned Interests as they may request (pro rata, in proportion to the Commitments of those Extending Lenders wishing to purchase Assigned Interests, or otherwise as such Extending Lenders may agree) by written notice to the Administrative Agent and the Borrower within 10 days after receipt of such notice, before any Assigned Interests may be assigned to third party financial or other institutions. Such assignments, in any event, shall be effective upon:

(C) execution of an agreement substantially in the form of Exhibit C;

(D) payment to the relevant Declining Lender (in immediately available funds) by the relevant assignee of an amount equal to the aggregate principal amount of all Advances (and accrued and unpaid interest thereon to the effective date of such assignment and all fees and other amounts) owed to that Declining Lender under this Agreement together with all other amounts payable hereunder by the Borrower to such Declining Lender in regard to the Assigned Interests;

(E) payment by the relevant assignee to the Administrative Agent (for the Administrative Agent’s own account) of the transfer fee contemplated in Section 8.07;

Ovintiv Credit Agreement

(F) provision satisfactory to such Declining Lender (acting reasonably) being made for the indemnification or release of such Declining Lender from its obligations relating to any Letters of Credit which form part of the Assigned Interests.

Upon such assignment and transfer becoming effective, the Declining Lender shall have no further right, interest, benefit or obligation hereunder to the extent of the Assigned Interests assigned by that Lender but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 and subject to the obligations of Section 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and each assignee thereof shall succeed to the position of such Lender to the extent of the portion of the Assigned Interests acquired by such assignee as if the assignee was an original Lender hereunder in regard thereto in the place and stead of such Declining Lender; and

(ii) to the extent that the Borrower has not caused any Declining Lenders in respect of such extension request to assign their respective rights and interests to one or more Extending Lenders and/or other financial or other institutions as provided in paragraph (i) above, the Borrower may, at its option, notwithstanding any other provisions hereof, but only if no Default then exists, by further notice to the Administrative Agent, repay to such Declining Lenders all aggregate principal amount of all Advances owed to such Declining Lenders, together with accrued and unpaid interest thereon and all other amounts owing hereunder to such Declining Lenders, without making corresponding repayment to any other Lenders, and make provision satisfactory to each relevant Declining Lender (acting reasonably) for (A) payment of all costs, losses, premiums or expenses incurred by such Declining Lender by reason of a liquidation or re-deployment of deposits or other funds in respect of all outstanding LIBO Rate Advances owed to such Declining Lender and (B) indemnification or release of such Declining Lender from its obligations relating to all outstanding Letters of Credit. Upon such payments and provisions being made, each such Declining Lender shall cease to be a Lender and its Commitment shall be cancelled and the aggregate Commitment amount shall be reduced accordingly.

(f) If the Commitment of a Declining Lender is not assigned in accordance with Section 8.11(e)(i) or repaid in accordance with Section 8.11(e)(ii), then such Declining Lender shall continue to be obliged to make its Lender’s proportion of Borrowings available to the Borrower prior to the Termination Date applicable to its Commitment and on such date:

(i) the Commitment of such Declining Lender shall be automatically terminated and any Advances then owing to such Declining Lender shall be repaid in full together with accrued and unpaid interest thereon and all other amounts owing hereunder to such Declining Lender; and

(ii) the aggregate Commitment amount shall be deemed to be reduced by the amount of such terminated Commitment;

provided that, notwithstanding Section 8.11(e) or any other provision herein, at any time prior to such Termination Date, the Borrower may require any Declining Lender to assign all or (subject to Section 8.07) a portion of its rights, benefits and interests under this Agreement in the same manner and subject to the same procedures as are

Ovintiv Credit Agreement

contemplated in Section 8.11(e)(i) above and, upon such assignment becoming effective, each assignee shall be deemed to be an Extending Lender and the Termination Date applicable to the Assigned Interests shall be extended to the Termination Date applicable to the Commitments of the Extending Lenders; and provided, further, that where the proposed Assigned Interests are less than the aggregate Commitments of all of the Declining Lenders, the Borrower shall ensure that the Commitments of all (but not less than all) of the Declining Lenders are assigned or cancelled either (A) by requiring some or all of the Declining Lenders to (and such Declining Lender shall thereupon become obligated to) assign to the proposed assignee or assignees the same proportion of their respective Commitments as their respective Commitments bear to the aggregate Commitments of all Declining Lenders or (B) if no Default then exists, by repaying to some or all of the Declining Lenders all principal amount of Advances, accrued and unpaid interest and other amounts owing hereunder to the Declining Lenders in the same manner as is contemplated in Section 8.11(e)(ii) above.

(g) This Section 8.11 shall apply from time to time to facilitate successive extensions and requests for extensions of the Termination Date. The Borrower shall not be entitled to request any action or give any notice under this Section 8.11 or receive any extension of the Termination Date in respect of any Commitment so long as there exists a Default or an Event of Default which has not been waived by the Lenders.

(h) The Borrower may, at its option and from time to time (but only pursuant to the delivery of an executed Request for Extension pursuant to Section 8.11(a)), request any Declining Lender to extend the then current Termination Date with respect to the Commitments of such Declining Lender to the proposed Termination Date requested in such extension request. In these circumstances:

(i) the Request for Extension shall expressly refer to such Declining Lender and shall be provided by the Administrative Agent to such Declining Lender;

(ii) such Declining Lender shall be included as one of the Requested Lenders for all purposes of Section 8.11 (except for the purposes of making the percentage calculation contemplated in Sections 8.11(c)(i)(B) or 8.11(c)(ii));

(iii) upon the agreement of such Declining Lender to extend the Termination Date and the delivery of the applicable Borrower Extension Notice from the Administrative Agent to the Borrower, such Declining Lender shall become an Extending Lender and shall cease to be a Declining Lender; and

(iv) in the event such Declining Lender does not, or is deemed to not, agree to extend the Termination Date, Sections 8.11(e) and 8.11(f) shall continue to apply to such Declining Lender as they applied prior to the giving of such Request for Extension.

SECTION 8.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Ovintiv Credit Agreement

SECTION 8.13. Jurisdiction, Etc. (a) Each of the parties hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, the Administrative Agent, any Lender Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENTS, THE LEAD ARRANGERS, THE LENDERS AND THE ISSUING BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR ISSUING BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.15. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

Ovintiv Credit Agreement

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of this page intentionally left blank.]

Ovintiv Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OVINTIV INC., as Borrower

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer

By:	/s/ H. Jason Verhaest
Name: H. Jason Verhaest
Title: Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Arina Mavilian
Name: Arina Mavilian
Title: Authorized Signatory

Lenders

JPMORGAN CHASE BANK, N.A., as Lender and Issuing Bank

By:	/s/ Arina Mavilian
Name: Arina Mavilian
Title: Authorized Signatory

ROYAL BANK OF CANADA

By:	/s/ Mike Gaudet
Name: Mike Gaudet
Title: Authorized Signatory

Ovintiv Credit Agreement Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joelle Chatwin
Name: Joelle Chatwin
Title: Managing Director

By:	/s/ Graydon Falls
Name: Graydon Falls
Title: Executive Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

CITIBANK, N.A.

By:	/s/ Todd J. Mogil
Name: Todd J. Mogil
Title: Vice President

BANK OF MONTREAL, CHICAGO BRANCH

By:	/s/ Andrew Berryman
Name: Andrew Berryman
Title: Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Albert Kwan
Name: Albert Kwan
Title: Director

By:	/s/ Kayla Keim
Name: Kayla Keim
Title: Associate

NATIONAL BANK OF CANADA

By:	/s/ Chuck Warinca
Name: Chuck Warinca
Title: Authorized Signatory

By:	/s/ Mark Williamson
Name: Mark Williamson
Title: Authorized Signatory

Ovintiv Credit Agreement Signature Page

CREDIT SUISSE AG, TORONTO BRANCH

By:	/s/ Chris Gage
Name: Chris Gage
Title: Authorized Signatory

By:	/s/ Szymon Ordys
Name: Szymon Ordys
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon Dunn
Name: Brandon Dunn
Title: Director

MUFG BANK, LTD.

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

MIZUHO BANK, LTD.

By:	/s/ Carmen Angelescu
Name: Carmen Angelescu
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Adrian Plummer
Name: Adrian Plummer
Title: Vice President

Ovintiv Credit Agreement Signature Page

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, CANADA BRANCH

By:	/s/ Alfred Lee
Name: Alfred Lee
Title: Managing Director

Ovintiv Credit Agreement Signature Page

SCHEDULE I

COMMITMENTS

Name of Lender	Revolving Credit Commitment	Letter of Credit Sub-Commitment
JPMorgan Chase Bank, N.A.	$205,000,000.00	$25,000,000.00
Royal Bank of Canada	$205,000,000.00
Canadian Imperial Bank of Commerce	$205,000,000.00
The Toronto-Dominion Bank, New York Branch	$205,000,000.00
Citibank, N.A.	$205,000,000.00
Bank of Montreal, Chicago Branch	$170,000,000.00
The Bank of Nova Scotia	$170,000,000.00
National Bank of Canada	$170,000,000.00
Credit Suisse AG, Toronto Branch	$135,000,000.00
Wells Fargo Bank, National Association	$135,000,000.00
MUFG Bank, Ltd.	$135,000,000.00
Barclays Bank PLC	$135,000,000.00
Mizuho Bank, Ltd.	$135,000,000.00
Bank of America, N.A.	$135,000,000.00
Goldman Sachs Lending Partners LLC	$120,000,000.00
Sumitomo Mitsui Banking Corporation, Canada Branch	$35,000,000.00
Total of Commitments:	$2,500,000,000.00	$25,000,000.00

Schedule 1